EXHIBIT 10.39.1

The portions of this exhibit marked with “[***]” have been excluded in accordance with Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933 because they are both not material and would like cause competitive harm to the registrant if publicly disclosed.

JOINT VENTURE AND SHAREHOLDERS’ AGREEMENT
among
RELIANCE STRATEGIC BUSINESS VENTURES LIMITED
SANMINA CORPORATION

SANMINA-SCI SYSTEMS SINGAPORE PTE LTD,

and

SANMINA SCI INDIA PRIVATE LTD

Dated March 2, 2022

EMEA: 1748610-12

TABLE OF CONTENTS
i

Section 15.15 Counterparts	59
Section 15.16 Entire Agreement	59

Schedule 1    Initial Equity Ownership
Schedule 2    Notices
Exhibit A    Form of Deed of Adherence to the Joint Venture and Shareholders’ Agreement
Exhibit B    Initial Business Plan
Annex A    Products and Excluded Products
Annex B    Warranties

This JOINT VENTURE AND SHAREHOLDERS’ AGREEMENT, executed as at 08.15 am India Standard Time on this third day of March, 2022 (this “Agreement”), among RELIANCE STRATEGIC BUSINESS VENTURES LIMITED, a company incorporated in India under the Act, with Company Identification Number U74999GJ2019PLC108789 and having its registered office at Office-101, Saffron, Nr Centre Point, Panchwati 5 Rasta, Ambawadi, Ahmedabad - 380006 Gujarat – India (“Reliance”), SANMINA CORPORATION, a corporation organized under the laws of the State of Delaware, United States of America, and having its principal place of business located at 2700 N. 1st Street, San Jose, California, United States of America (“Sanmina Corp”), SANMINA-SCI SYSTEMS SINGAPORE PTE LTD, company incorporated under the laws of Singapore with Company Identification Number 198305350W and having its registered office at 30 Raffles Place #23-01 Oxley @ Raffles Singapore 048622 (“Sanmina-Singapore” and together with Sanmina Corp collectively referred to as “Sanmina”), and SANMINA SCI INDIA PRIVATE LTD, a private limited company organized under the Laws of India with Company Identification Number 048391 and having its registered office at Plot No. OZ-1, SIPCOT Hi-Tech SEZ Oragadam Sriperumbudur Taluk, Kancheepuram District, Orgadam Kancheepuram TN 602105, India (the “Company” and, together with Reliance and Sanmina, the “Parties”).
RECITALS
A.    Reliance and Sanmina desire to form a joint venture to engage in a business that is not materially different from the business that the Company is currently engaged in as of the date hereof (the “Business”) which consists of (i) manufacturing in the Territory (as defined herein) electronics equipment similar to and including electronics equipment with application in medical, telecommunications, data center and internet domains and (ii) assembling in the Territory electronic sub-assemblies similar to and including electronic sub-assemblies for systems used in automotive, aviation, power, audio/visual products and infrastructure equipment such as escalators and elevators which, in the case of (i) or (ii), excludes the STIPL Undertaking.
B.    Reliance and Sanmina desire that the Company become a Trusted Source (as defined herein) to take advantage of the Indian government’s “Atmanirbhar” initiative, and other related activities in the Territory.
C.    Reliance and Sanmina desire that the Company be the entity through which the Business be carried out.
D.    In furtherance of the foregoing, and pursuant to a Share Subscription and Purchase Agreement, dated on even date herewith (the “SSPA”), Reliance agreed to purchase a number of newly issued Equity Shares (as defined below) in the Company and a number of Equity Shares from Sanmina Singapore and AET Holdings Limited, a Sanmina Affiliate such that immediately after the closing, Reliance shall hold 50.1% of the Equity Shares of the Company.
E.    The Shareholders wish to specify in this Agreement the terms of their agreement as to certain matters relating to the Company and each of its Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and the representations and agreements set forth in this Agreement, the Parties agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Certain Defined Terms. As used in this Agreement, the following terms have the meanings assigned below:
“Act” means the Companies Act, 2013 (and any amendments or modifications thereto) along with all secretarial standards, rules and regulations issued thereunder.
“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.
“Affirmative Vote Matter” has the meaning assigned in Section 3.5.
“Agreed Contribution” has the meaning assigned in Section 7.4(a).
“Agreement” has the meaning assigned in the Preamble.
“Alternate Director” means an alternate director appointed pursuant to the provisions of Section 161 of the Act.
“Annual Budget” has the meaning assigned in Section 7.1(b).
“Anti-Corruption Laws” means any applicable Law relating to public sector or private sector bribery or corruption, including the FCPA, the India Prevention of Corruption Act 1988, the U.K. Bribery Act of 2010, and where applicable, legislation enacted by member states and signatories implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Approvals” means all allocations, awards, approvals, clearances, licenses, permits, consents, permissions, orders, certificates, authorizations, registrations, notifications or any ruling of any Governmental Authority, required under applicable Laws (including (if applicable) approval from the labor commissioner, approval of master plan and building plans, occupation certificates and other relevant approvals from the relevant municipal corporation, public works department and other department of the applicable Governmental Authority);
“Arm’s Length Basis” means fair and reasonable terms that are consistent with market practice and which have been agreed in comparable transactions between parties which are independent and Related Parties of, or otherwise affiliated with, each other under comparable circumstances;
“Articles of Association” means the articles of association of a company, as amended from time to time.

“Big Four Accounting Firm” means any of the Indian Affiliates or associates of: (i) Deloitte Touche Tohmatsu, (ii) KPMG, (iii) Price Waterhouse Coopers, and (iv) EY (formerly, Ernst and Young);
“Board” means the board of directors of the Company.
“Business” has the meaning assigned in the Recitals and includes any and all additional activities of the Company and each of its Subsidiaries approved pursuant to Section 3.5(a).
“Business Day” means any day other than a (a) Saturday, (b) Sunday, or (c) day on which banking institutions in the cities of Chennai, Mumbai and Delhi in the Republic of India are authorized or required to close.
“Business Plan” has the meaning assigned in Section 7.1(a).
“Business Transfer Agreement” means the Business Transfer Agreement, to be entered into between STIPL and an Affiliate of Sanmina Singapore in respect of the STIPL Business Transfer on or prior to the Closing Date in the form attached as Exhibit B to the SSPA.
“Buy Offer” has the meaning assigned in Section 11.6(b).
“Buy-Sell Commencement Date” has the meaning assigned in the definition of Buy-Sell Period in this Section 1.1.
“Buy-Sell Notice” has the meaning assigned in Section 11.6(b).
“Buy-Sell Offer” has the meaning assigned in Section 11.6(b).
“Buy-Sell Period” means each period commencing firstly on the date that is [***] ([***]) years following the Closing, and then on each date that is a further [***] ([***]) years thereafter (each such date being a “Buy-Sell Commencement Date”) and ending on the date that is ninety (90) days after each such Buy-Sell Commencement Date.
“Buy-Sell Shares” has the meaning assigned in Section 11.6(d).
“Call Option” has the meaning assigned in Section 12.3(a).
“Call Option Notice” has the meaning assigned in Section 12.3(b).
“Call Price” has the meaning assigned in Section 12.3(a).
“Callable Shares” has the meaning assigned in Section 12.3(a).
“Calling Shareholder” has the meaning assigned in Section 12.3(a).
“Capital Contribution” means a contribution by a Shareholder to the Company in the form of cash or, to the extent expressly agreed to by the Shareholders, other property, in each case in exchange for Shares.
“Cause” means, with respect to an Officer, such Officer’s (a) death, (b) physical or mental disability that prevents such Officer from performing the essential functions of his or her duties satisfactorily for a period of 180 consecutive days or 180 days in total within any 365 consecutive-day period as determined by the Board in its reasonable discretion and in accordance with applicable Law, (c) act or omission constituting willful misconduct (including a knowing and willful violation of material policies of the Company) or a breach of fiduciary duty, (d) gross negligence or other conduct that, in the reasonable judgment of the Board, is contrary to the interests of the Company (including a repeated failure to perform duties as directed by the Board of the Company), (e) fraud, money laundering, bribery, misappropriation or embezzlement, (f) commission of a crime which, if applicable Law provides for a gradation of criminal offences, constitutes a felony or equivalent under applicable Law, (g) material violation of the Company’s Compliance Policies and/or Conflicts of Interest policy, and/or expense reimbursement policies of the Company or engaging in activities that compete with the Business (whether directly or indirectly), (h) material breach of any employment contract or similar contract with the Company, or any covenant not to compete in favor of the Company, or (i) drug testing revealing drug usage in violation of Company policy and/or applicable Law and/or reporting to work under the influence of alcohol; (j) obtaining of any personal profit not disclosed in full to and approved by the Board in connection with any transaction entered into by, or on behalf of, the Company; (k) commission of sexual harassment of any employee or workmen or personnel of the Company; or (l) being an undischarged insolvent under Law.
“CEO” means the chief executive officer of the Company.
“CFO” means the chief financial officer of the Company, who shall manage the financial matters of the Company.
“Chairman” has the meaning assigned in Section 4.3(f).
“Change in Control” means, with respect to any given Person, any (a) change in the memorandum of association, articles of association, corporate charter, bylaws or other organizational documents of such Person or of any of its Controlling Persons which causes Control of such Person or of such Controlling Person to reside in an Unaffiliated Person, (b) Transfer of all or substantially all of the business or assets of such Person or of any Controlling Person of such Person to an Unaffiliated Person, (c) transaction, whether effected by way of a Transfer of shares or other equity securities, issuance of new shares or other equity securities, merger, consolidation, amalgamation, share exchange, business combination, asset purchase, recapitalization, tender offer, exchange offer, granting / transfer of voting rights or affirmative voting rights or other similar transaction, in each case involving such Person or any Controlling Person of such Person if, as a result thereof, an Unaffiliated Person has the right to Control the Person and/or appoint over 50% of the members of the board of directors or other governing body of such Person or Controlling Person are appointed by an Unaffiliated Person or has ability to control the management or policy decisions of such Person, or (d) the entry into a lease, operating agreement, management agreement or other arrangement pursuant to which (i) all or substantially all of the assets of such Person or of any of its Controlling Persons are leased to an Unaffiliated Person, or (ii) responsibility for the day-to-day operations of all or substantially all of the business or assets of such Person or any of its Controlling Persons are transferred to an Unaffiliated Person.
“Closing” has the meaning assigned in the SSPA.

“Closing Date” has the meaning assigned in the SSPA.
“Co-Developer Business” means (i) the rights and obligations of STIPL under the STIPL Lease Documents, including the resulting leasehold interests over the land which is the subject matter thereto; (ii) the lease of property to the Company by STIPL pursuant to the terms and subject to the conditions of the STIPL-Company Lease Deeds; and (iii) the operation of and maintenance of the building thereon that is utilized by the Company in the conduct and operation of the Business, and other assets and liabilities relating thereto, which are reflected in Schedule 13 to the SSPA, as of March 31, 2021.
“Company” has the meaning assigned in the Preamble.
“Company Indemnitee” has the meaning assigned in Section 13.1(a).
“Company Organizational Documents” means the Memorandum of Association and the Articles of Association of the Company.
“Company Services Agreement” means the services agreement, proposed to be entered into between the Company and Sanmina regarding certain services provided by the Company to Sanmina on or prior to the Closing Date in the form attached as Exhibit D to the SSPA.
“Compliance Policies” has the meaning assigned in Section 10.4(d).
“Conflicts of Interest Policy” has the meaning assigned in Section 10.4(d).
“Confidential Information” has the meaning assigned in Section 10.10(e).
“Control” (including the terms “controlling,” “controlled by,” and “under common control with”) means, with respect to an entity, having the power to direct the affairs of the entity by reason of (a) having the power to elect or appoint, through ownership, membership or otherwise, either directly or indirectly, more than fifty percent (50%) of the board of directors or other governing body of the entity, (b) owning or controlling the right to vote more than fifty percent (50%) of the shares of voting stock or other voting Equity Interests of the entity or (c) having the right to direct the general management of the affairs or policies of the entity by contract or otherwise.
“Controlling Person” means, with respect to a particular Person, the Person which, as of the date hereof, Controls directly or indirectly, such Person other than, in the case of Reliance or Sanmina-Singapore, RIL and Sanmina Corp, respectively.
“Covered Person” means any Person who, at the time of determination, is or formerly was a (a) director, officer, employee, general or limited partner, manager, member, shareholder, owner or Affiliate of any Shareholder, or (b) director, officer, employee, general or limited partner, manager, member, shareholder, owner or Affiliate of any of the foregoing, except, in each case ((a) and (b)), that no Party is or will be deemed to be a Covered Person.
“Debt Financing” means indebtedness for borrowed money obtained from any Third Parties.

“Deed of Adherence” means a deed of adherence in the form attached as Exhibit A.
“Director” has the meaning assigned in Section 4.3(a).
“Disclosing Party” has the meaning assigned in Section 10.10(b).
“Equity Interest” means, irrespective of any voting rights, a share of stock with respect to a corporation, a partnership interest with respect to a partnership, a limited liability company interest with respect to a limited liability company, a share with respect to a company limited by shares or any comparable interest with respect to any other entity.
“Equity Shares” means the ordinary, fully paid up voting equity shares of the Company, having a par value of INR 10 each.
“Excluded Products” means those products identified or described as “Excluded Products” in Annex A.
“Execution Date” has the meaning assigned in the SSPA.
“Exiting Shareholder” has the meaning assigned in Section 12.3(a).
“Fair Market Value” means, with respect to any Equity Interest of the Company, such value per Equity Interest as is determined in compliance with applicable Law by mutual agreement between Reliance and Sanmina upon any event which requires determination thereof under this Agreement; provided that, in respect of any subscription for Equity Interests of the Company on a pro rata basis by the Shareholders the Fair Market Value of each Equity Interest shall be deemed to be the subscription price of that Equity Interest in the most recent equity fundraising of the Company; and further provided that, if Reliance and Sanmina shall have failed to mutually agree upon such determination following 30 days of good faith negotiations, the Board may refer the determination of “Fair Market Value” to the applicable Valuer, in which case (a) the Valuer shall make the applicable determination of “Fair Market Value” in compliance with applicable Law and on the basis of traditional valuation methodologies reasonably selected by the Valuer, but including, at a minimum, discounted cash flow analysis and public company comparable analysis, (b) the Valuer shall provide such determination within 20 days following submission thereof, (c) the Company and each Shareholder shall make available to the Valuer such individuals and information (except for communications with attorneys) as may be reasonably required by the Valuer to make its determination, (d) the Valuer’s determination shall be in writing and based solely on written materials submitted by the Company and the Shareholders, (e) the Valuer’s determination shall be final and binding upon the Parties (absent fraud or manifest error), and shall constitute an arbitral award that is final, binding and unappealable and upon which an order or judgment may be entered in any court having jurisdiction over the party against which such determination is to be enforced, and (f) the fees and expenses of the Valuer incurred to make such determination shall be borne by the Company.
“FCPA” means the United States Foreign Corrupt Practices Act, 15 U.S.C. Sections 78dd-1 et seq.

“Fiscal Year” means the 52 or 53 week fiscal year ending on the Saturday closest to September 30 each year.
“Fundamental Breach” means: (a) any failure by a Shareholder to fund by the required Funding Date any portion of its respective Required Contributions or Agreed Contributions other than under the circumstances described in Section 7.3(b); (b) any Transfer of Shares by a Shareholder to a Person who is not a Permitted Transferee (including any such purported Transfer that is rendered null and void ab initio pursuant to the terms of Section 11.5(b)); or (c) any breach by a Shareholder of its respective obligations under Section 6.3(a) or Section 6.3(c); (d) any willful or material breach by a Shareholder of its respective obligations under Section 6.3(b) or Section 6.3(d), as applicable; (e) any breach by a Shareholder of its obligations under Section 10.4(b) other than any breach by such Shareholder’s directors, officers, employees, and authorized agents of which such Shareholder had no knowledge of, nor approved nor acquiesced too); or (f) any Change in Control of a Shareholder or the Controlling Person of such Shareholder.
“Funding Amount” has the meaning assigned in Section 7.5(a).
“Funding Date” means, (i) with respect to Required Contributions, the meaning assigned in Section 7.3(b), and (ii) with respect to Agreed Contributions, the meaning assigned in Section 7.4(b).
“Funding Party” has the meaning assigned in Section 7.5(a).
“Governmental Authority” means (i) any supranational, national, state, city, municipal, county or local government, governmental authority or political subdivision thereof; (ii) any agency or instrumentality of any of the authorities referred to in (i) above; (iii) any regulatory or administrative authority, body or other similar organization, to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organization have the force of Law; (iv) any court or tribunal having jurisdiction; (v) the governing body of any stock exchange(s); (vi) any government-owned or controlled entity, (including state-owned or state-controlled businesses or quasi-government entities); (vii) any political party; (viii) any royal family recognised by a national or federal government; or (ix) any public international organization (e.g., the World Bank or Red Cross).
“Governmental Official” means any (a) officer, agent, or employee of a Governmental Authority, (b) Person acting in an official capacity for or on behalf of a Governmental Authority, (c) candidate for government or political office, or (d) member of a royal family, recognised by a national or federal government.
“Indemnification Claim” has the meaning assigned in Section 13.2(a).
“Indemnification Claim Amount” has the meaning assigned in Section 13.2(a).
“Indemnification Dispute Notice” has the meaning assigned in Section 13.2(b).
“Indemnification Notice” has the meaning assigned in Section 13.2(a).
“Indemnified Claim” has the meaning assigned in Section 13.2(c).

“Indian Fiscal Year” means the period commencing on April 1 of each calendar year and ending on March 31 of the following calendar year.
“Indian GAAP” means the generally accepted accounting principles as prescribed by Law in India.
“Initial Business Plan” has the meaning assigned in Section 7.1(a).
“IP License Agreement” means the IP and Know-How License Agreement, proposed to be entered into between the Company and Sanmina Corp on or prior to the Closing Date in the form attached as Exhibit E.
“Issuance Notice” has the meaning assigned in Section 7.6(b).
“Key Management Persons” has the meaning assigned in Section 3.7(a).
“Law” means all statutes, enactments, acts of legislature or the parliament, laws (including with respect to tax), regulations, ordinances, notifications, rules, judgments, orders, decrees, by-laws, resolutions, directives, guidelines, policies, requirements, or other governmental restrictions or any similar form of decision of, or determination by, or any interpretation or adjudication having the force of law of any of the foregoing, by any concerned Governmental Authority having jurisdiction over the matter in question.
“LCIA” means the London Court of International Arbitration.
“LCIA Rules” means the rules of the London Court of International Arbitration, as amended or modified from time to time.
“Lease Assignment Agreement” means the Lease Assignment Agreement proposed to be entered into by and between STIPL and a newly formed subsidiary of Sanmina Singapore on or around the Closing Date in the form attached as Exhibit A – Part B to the Business Transfer Agreement.
“Lien” means any mortgage, pledge, deed of trust, claim, security interest, encumbrance, burden, lease, retention of title, interest, option, right of first offer, proxy or other restriction or limitation of any nature whatsoever, whether existing or agreed to be granted or created.
“Lock-Up Period” has the meaning assigned in Section 11.1(a).
“Losses” means all direct and actual liabilities, obligations, losses, damages, penalties, claims, counterclaims, demands, actions, suits, judgments or settlements of any kind, whether arising in common law or equity, whether created by Law, and whether or not resulting from third-party claims, including interest and penalties and reasonable out-of-pocket expenses, and reasonable fees and expenses for attorneys, accountants, consultants, and experts incurred in connection with any of the foregoing.
“Memorandum of Association” means the memorandum of association of a company, as amended from time to time.

“Net After Tax Cash Profits” means, for any Fiscal Year, net profits after tax from the income statement for such Fiscal Year, plus all non-cash charges (such as depreciation) charged to the income statement, minus all non-cash income (such as withdrawal from reserves) credited to the income statement.
“New Opportunity” has the meaning assigned in Section 6.3(f).
“Non-Funding Party” has the meaning assigned in Section 7.5(a).
“Non-Liable Persons” has the meaning assigned in Section 15.14.
“OEM” means an original equipment manufacturer.
“Offered Shares” has the meaning assigned in Section 11.3(a).
“Offeree” has the meaning assigned in Section 11.6(b).
“Offeror” has the meaning assigned in Section 11.6(b).
“Officer” has the meaning assigned in Section 5.1(a).
“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action including all significant activities associated therewith, in each case consistent with the customary commercial practices of such Person and adhering to generally accepted industry practices, which industry, for the purposes of the Company and each of its Subsidiaries, means the provision of manufacturing and global supply chain solutions on an integrated basis to Original Equipment Manufacturers (OEMs). For the avoidance of doubt, the normal day-to-day operations and/or significant activities of the Company and each of its Subsidiaries include the following, all of which shall be deemed to be in the s ordinary course of business of the Company and each of its Subsidiaries: sourcing of raw materials and production inputs, negotiation of customer and supplier agreements, allocation of resources, plant operating practices and procedures, pricing of goods and services, onboarding new customers and customer programs, customer and supplier relationships, customer disengagements, acquisition and disposition of capital equipment, and compensation of Officers and other employees in each case consistent with standards and operating procedures generally implemented by other leading integrated manufacturing services companies that provide manufacturing and global supply chain solutions to Original Equipment Manufacturers (OEMs).
“Organizational Documents” means the Company Organizational Documents and the STIPL Organizational Documents.
“Parties” has the meaning assigned in the Preamble.
“PCB” means printed circuit board.
“Permitted Transferee” means, with respect to each Shareholder, any Affiliate of such Shareholder, and with respect to Reliance only also includes [***], [***], [***] or any senior employee of Reliance or any of its Affiliates, solely to meet minimum shareholder requirements under Law.
“Person” means any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, organization similar to the foregoing, Governmental Authority or other entity of any nature whatsoever.
“Products” means telecommunications equipment, data center and internet equipment, medical equipment, clean technology equipment and other high-tech equipment, including those identified or described as “Products” in Annex A, in each case other than Excluded Products.
“Prohibited Employee” means, with respect to any Shareholder, any individual who (a) is or has been at any time from the Execution Date until such time as this Agreement is terminated or is otherwise no longer in force, an employee of the other Shareholder or any of its Affiliates or of the Company or any of its Subsidiaries and (b) has had significant interactions with such first Shareholder or its Affiliates in connection with the negotiation of the Transaction Documents, conduct of the Business or any matters related to the Company.
“Proposed Issuance” has the meaning assigned in Section 7.6(a).
“Proscribed Payment” means any payment or transfer prohibited by the Anti-Corruption Laws, including the direct or indirect payment or transfer of money or anything of value to any Governmental Official or any other Person for the purpose of (i) influencing an act, omission or decision of a Governmental Official or any Person acting in an official capacity; (ii) inducing any Person or Governmental Official to do or omit to do any act in violation of a lawful duty; (iii) securing an improper advantage; (iv) inducing any Person or Governmental Official to use their influence improperly including with a Governmental Authority to affect or influence any act or decision, including of a Governmental Authority, in each of (i) – (iv) order to obtain, retain or direct or assist in obtaining, retaining or directing business to any Person; or (v) for any other unlawful purpose.
“Qualifying Shareholder” means any Shareholder (together with its Permitted Transferees) with a total aggregate holding of Equity Shares equal to at least the Threshold Amount.
“Reconvened Board Meeting” has the meaning assigned in Section 4.4(d).
“Reconvened Meeting” has the meaning assigned in Section 3.2(b).
“Reliance” has the meaning assigned in the Preamble.
“Reliance Director” has the meaning assigned in Section 4.3(a).
“Reliance Senior Representative” means [***]; provided that if [***] is at any time no longer a senior executive of Reliance or any of its Affiliates, then the Reliance Senior Representative will be deemed to be the person then serving in a similar capacity as the capacity in which [***] is serving on the date of this Agreement.
“Remaining Shareholder” has the meaning assigned in Section 11.3(a).

“Required Contribution” has the meaning assigned in Section 7.3(a).
“RIL” means Reliance Industries Limited, a company incorporated in India under the Act, with Company Identification Number L17110MH1973PLC019786 and having its registered office at 3rd Floor, Maker Chamber IV 222 Nariman Point, Mumbai, Maharashtra, 400021]
“ROFR Notice” has the meaning assigned in Section 11.3(d).
“Sanmina” has the meaning assigned in the Preamble.
“Sanmina Corp” has the meaning assigned in the Preamble.
“Sanmina Director” has the meaning assigned in Section 4.3(a).
“Sanmina MSA” means the Management Services Agreement, proposed to be entered into between the Company, Sanmina and Reliance on or prior to the Closing Date in the form attached as Exhibit A to the SSPA.
“Sanmina Senior Representative” means [***]; provided that if [***] is at any time no longer a senior executive of Sanmina Corp or any of its Affiliates, then the Sanmina Senior Representative will be deemed to be the person then serving in a similar capacity as the capacity in which [***] is serving on the date of this Agreement.
“Sanmina Services Agreement” means the Services Agreement, proposed to be entered into between the Company and Sanmina on or prior to the Closing Date regarding certain services provided by Sanmina to the Company in the form attached to as Exhibit C to the SSPA.
“Sanmina-Singapore” has the meaning assigned in the Preamble.
“Secretary” means the company secretary of the Company.
“Securities Act” means the United States Securities Act of 1933.
“Sell Offer” has the meaning assigned in Section 11.6(b).
“Shareholder” means each of the following, in each case so long as such Person holds Equity Shares: (a) Reliance, (b) Sanmina-Singapore and (c) any of their respective Permitted Transferees who has executed a Deed of Adherence to this Agreement (and any reference to Reliance or Sanmina Singapore in this Agreement shall be deemed to be a reference to such Party and its Permitted Transferees to whom any Shares shall have been Transferred in accordance with this Agreement).
“Shares” means any (a) Equity Shares, (b) other non-voting shares of the Company’s share capital, (c) securities convertible into or exchangeable for any shares of the Company’s share capital, and (d) preference shares issued by the Company.
“SSPA” has the meaning assigned in the Recitals.

“Standstill” means either (a) an inability of the Shareholders to agree on a proposed action by the Shareholders with respect to any of the matters set forth in Section 3.5 or (b) the failure of the Board to approve any Business Plan, as the case may be.
“Standstill Notice” has the meaning assigned in Section 8.1.
“STIPL” means Sanmina-SCI Technology India Private Ltd, a private limited company organized under the Laws of India.
“STIPL Business Transfer” means the slump-sale of the STIPL Undertaking pursuant to the Business Transfer Agreement.
“STIPL-Company Lease Deeds” mean, together, that certain: (i) Lease Deed between STIPL and the Company dated June 19, 2019 relating to Plot No. 1, SIPCOT Industrial Growth Centre, Oragadam, Kancheepuram, Tamil Nadu, 602105; and (ii) Lease Deed between STIPL and the Company dated June 19, 2019 relating to Plot No. OZ-1, SIPCOT High Tech SEZ, Oragadam, Sriperumbudur Taluk, Kancheepuram District, Tamil Nadu, 602105.
“STIPL Lease Documents” means that certain Lease Deed dated August 22, 2008 between State Industries Promotion Corporation of Tamil Nadu Limited and STIPL and/or the Letter of Allotment dated September 27, 2007 issued by State Industries Promotion Corporation of Tamil Nadu Limited to STIPL.
“STIPL Organizational Documents” means the Memorandum of Association and the Articles of Association of STIPL.
“STIPL Undertaking” means the conduct and operation of the business of STIPL prior to the Closing Date excluding the Co-Developer Business.
“Subsidiary” means, with respect to any Person other than an individual, any other Person (other than an individual) Controlled by such first Person.
“Subsidiary Shares” means (a) shares of the share capital of any Subsidiary of the Company and (b) any securities convertible into or exchangeable for equity shares of such Subsidiary’s share capital.
“Tag Notice” has the meaning assigned in Section 11.4(a).
“Tag Shares” has the meaning assigned in Section 11.4(a).
“Territory” means the Republic of India.
“Third Party” means any Person other than (a) Reliance, (b) Sanmina, (c) the Company, or (d) any of their respective Affiliates.
“Third-Party Claim” means any claim, counterclaim, demand, action, suit or proceeding made against a Company Indemnitee by a Third Party.
“Threshold Amount” means Equity Shares representing [***]% of the issued and outstanding Equity Shares.

“Trade Controls Laws” means Section 999 of the U.S. Internal Revenue Code; the various sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (31 C.F.R. Parts 500 to 598); the EU Dual-Use Regulation (EC Regulation No. 428/2009); European Council regulations implementing economic sanctions measures; other export controls, brokering, or economic sanctions measures implemented by the European Union, the Netherlands, other EU Member States, the United Kingdom, or the United States (including primary and secondary sanctions); and United Nations Security Council Resolutions (together with any national laws implementing those resolutions).
“Trademark License Agreement” means the Trademark License Agreement, proposed to be entered into between the Company and Sanmina Corp on or prior to the Closing Date in the form attached as Exhibit F to the SSPA.
“Transaction Documents” means this Agreement, the SSPA, the Organizational Documents, the Sanmina MSA, the Sanmina Services Agreement, the Company Services Agreement, the IP License Agreement, the Trademark License Agreement, the Business Transfer Agreement, the Lease Assignment Agreement, and any other document designated by the Parties in writing as a Transaction Document.
“Transfer” means to sell, assign, transfer, bequeath, distribute, convey, dispose, mortgage, pledge, or make subject to a Lien, whether voluntarily, involuntarily or by operation of Law, and whether directly or indirectly (and “Transferable” and “Transferee” and any other correlative terms shall be construed accordingly).
“Transfer Notice” has the meaning assigned in Section 11.3(b).
“Transfer Notice Period” has the meaning assigned in Section 11.3(d).
“Transferring Shareholder” has the meaning assigned in Section 11.3(a).
“Trusted Source” means such Persons who are designated as ‘Trusted Sources’ by the National Cyber Security Coordinator pursuant to the National Security Directive on Telecommunications Sector approved by the Cabinet Committee on Security, Government of India on December 16, 2020.
“Unaffiliated Person” means, with respect to a particular Person or its Controlling Person, as the case may be, a Person which, as of the date hereof, is not an Affiliate of such first Person or its Controlling Person.
“Unfunded Amount” has the meaning assigned in Section 7.5(a).
“US GAAP” means the generally accepted accounting principles as prescribed by Law in the United States.
“Valuer” means (a) any of KPMG LLP, Ernst & Young LLP, PricewaterhouseCoopers LLP, or Deloitte Touche Tohmatsu Limited, or (b) if all such firms are unable or unwilling to act, then such other recognized independent public accounting firm as shall be mutually agreed and appointed by the Shareholders and in case of failure to mutually agree within 30 days of the firms referred in (a) above communicating their inability or unwillingness, then such other recognized independent public accounting firm as appointed by the Indian Chartered Accountants Institute following request for such appointment by the Board; in each of the foregoing cases, (x) including such firm’s local Affiliate, as the case may be, and (y) as long such firm is permitted under Law to provide the valuations required by the relevant provisions of this Agreement.
“Warranting Party” has the meaning assigned in Section 2.3.
Section 1.2    Interpretation.
(a)    As used in this Agreement, any references to:
(i)    the Preamble or the Recitals, Articles, Sections, Schedules, Exhibits, or Annexes are references to the Preamble or a Recital, Article, or Section of, Schedule to, Exhibit to, or an Annex to, this Agreement, unless stated otherwise;
(ii)    any Governmental Authority include any successor to such Governmental Authority;
(iii)    INR, Rs, or Rupees are to the lawful currency of India;
(iv)    any Person include any successor to such Person; and
(v)    any Law include, except where otherwise stated, (A) such Law as amended, consolidated, or re-enacted from time to time, and (B) any subordinate legislation, rule or regulation made under such Law (as so amended, consolidated, or re-enacted).
(b)    References in this Agreement to “Reliance,” “Sanmina,” the “Company,” or a “Party” will, unless the context otherwise requires, mean each respective Party’s successors and permitted assigns.
(c)    The words “include,” “includes,” and “including” are deemed to be followed by the phrase “without limitation.”
(d)    The definitions given for terms in Section 1.1 and elsewhere in this Agreement apply equally to both the singular and plural forms of the terms defined.
(e)    Whenever the context may require, any pronoun and variations of any such pronoun will include the corresponding singular, plural, masculine, feminine, and neuter forms.
(f)    References in this Agreement to any other agreement or document are deemed to be references to such agreement or document as it may be amended, restated, or otherwise modified or revised from time to time.
(g)    The headings in this Agreement are included for the purposes of convenience only and do not affect the construction or interpretation of any provision of this Agreement.

(h)    Whenever a Shareholder is permitted or required under this Agreement to make a decision in its “sole discretion” or “discretion,” such Shareholder (i) will be entitled to make such decision on the basis of any reason or for no reason at all, (ii) will be entitled to consider such interests (including its own interests) and factors as such Shareholder desires, and (iii) will have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, in each case (i), (ii), and (iii), to the fullest extent permitted by Law.
(i)    The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
(j)    The Annexes, Schedules, and Exhibits constitute an integral part of this Agreement.
(k)    The words “directly or indirectly” and “directly and/or indirectly” mean directly or indirectly through one or more intermediary Persons or through contractual or other legal arrangements, and “direct or indirect” and “direct and/or indirect” shall have the correlative meanings, respectively.
(l)    Any numerical reference to equity share thresholds and swap ratios shall be duly adjusted to reflect valid stock splits, consolidation, rights and bonus issues.
(m)    Where any number of days or Business Days are prescribed in this Agreement or in any document executed pursuant to the terms of this Agreement, the same shall be reckoned exclusively of the first day or Business Day, as the case may be, and inclusively of the last day or last Business Day.
(n)    In determining a Person’s holding of Shares for any purpose whatsoever, including for the purposes of any capital restructuring, all Shares held by such Person and/or its Affiliate(s) shall be counted.
(o)    References to days (not being specified as Business Days), months and years are to calendar days, calendar months and calendar years, respectively.
(p)    References to books, records, or other information means books, records or other information in any form, including paper, film, electronically stored data, microfilm.
(q)    Where the performance of any obligation by a Party under this Agreement (“Subject Obligation”) requires any Approvals in order for the Subject Obligation to be performed, then the Subject Obligation shall be deemed to include the obligation to apply for, obtain, maintain and comply with the terms of such Approvals.

ARTICLE II

CONDITIONALITY, INITIAL EQUITY OWNERSHIP, AND
WARRANTIES
Section 2.1    Conditionality. Each Party’s rights and obligations under this Agreement are subject to the consummation of the Closing. If the Closing is not consummated pursuant to the terms of the SSPA, this Agreement will automatically be null and void and with no force or effect. Notwithstanding the foregoing, the provisions of this Section 2.1 and Article I, Section 2.3, Section 2.4, Section 10.8, Section 10.9, Section 10.10, Section 12.1, Section 12.2, Article XIV and Article XV shall take effect on the date of this Agreement.
Section 2.2    Initial Equity Ownership. As of the Closing, as a result of the consummation of the transactions contemplated by the SSPA, each Shareholder will own of record an amount of Equity Shares that gives such Shareholder the percentage ownership interest set forth opposite such Shareholder’s name on Schedule 1 of the total number of Equity Shares in issue as of the Closing.
Section 2.3    Warranties of all Parties. Each Party (each, a “Warranting Party”) severally warrants, as to itself and not as to any other Party, to the other Parties that the warranties set forth on the attached Annex B are true and correct, in each case, as of the Closing.
Section 2.4    Warranties of Reliance and Sanmina. Each of Reliance and Sanmina severally warrants, as to itself and not as to any other Party, to such other Party, in each case, as of the Closing that: (a) (i) it is, and has been, in compliance in all material respects with all Laws and (ii) to the knowledge of such Party, it is not under investigation by any Governmental Authority with respect to any material violation of any Law, in each case ((i) and (ii)), to the extent that such compliance or absence of investigation relates to or affects the ability of such Party to perform any of its obligations under this Agreement or any other Transaction Document to which it is a party.

ARTICLE III

SHAREHOLDER MATTERS
Section 3.1    Convening of Shareholders’ Meetings.
(a)    A general meeting of the Shareholders may be called by the Company giving prior written notice to each Shareholder in accordance with any applicable timeline prescribed under Law. Such notice will set out the day, time, and place of the meeting and will contain an agenda of the matters to be discussed in the Shareholders’ meeting, in accordance with the requirements under the Act.
(b)    Shareholders’ meetings will be convened and held at least once every year at the registered office of the Company, or at such other place within India as may be unanimously agreed by the Shareholders, and conducted in English, all in accordance with this Agreement, the Company’s Articles of Association and the Act. Each Shareholder may be represented at any Shareholders’ meeting by a duly authorized representative of such Shareholder or by proxy. No business will be transacted at any Shareholders’ meeting duly convened and held, other than that specified in the notice, without the prior written consent of the Shareholders and the issuance of an amended notice as may be required under the Act or the Company’s Articles of Association.
(c)    To the extent permitted under the Act, Shareholders’ meetings may be conducted by way of postal ballot, video conference and/or other permitted audio-visual means.
(d)    All notices, minutes or correspondence arising out of or in connection with all Shareholders’ meetings will be in English.
Section 3.2    Quorum.
(a)    Subject to Section 3.2(c), the presence, in person or by proxy, of one representative of each Shareholder (together with its Permitted Transferees) will be required to duly convene a Shareholders’ meeting.
(b)    If within half an hour from the time appointed for a Shareholders’ meeting, a quorum is not present, then such Shareholders’ meeting will stand adjourned to the same day in the next week (not being a national holiday), at the same time and place unless a later date is otherwise determined by the Board (a “Reconvened Meeting”).
(c)    If within half an hour from the time appointed for any Reconvened Meeting a quorum in accordance with Section 3.2(a) is not present, then a quorum shall exist at such Reconvened Meeting provided the requirements of applicable Law are met, and provided that no Affirmative Vote Matter shall be taken up or resolved at such Reconvened Meeting unless one representative of each Shareholder is present at such meeting.

Section 3.3    Approval; Chairman.
(a)    Subject to Section 3.5, all matters submitted to the Shareholders for approval at a duly convened Shareholders’ meeting will require the affirmative vote of the holders of more than 50% of the Equity Shares, unless a higher threshold is prescribed under Law, in which case the affirmative vote of the holders of at least such higher threshold of Equity Shares shall be required.
(b)    Shareholders’ meetings will be chaired by the Chairman (provided that if the Chairman is not present (or is not able to be present) the Directors may nominate any other Director or, failing that, any other person, the chair the meeting). The Chairman (including any replacement thereof) will have no casting or second vote in the event of a tie.

Section 3.4    Minutes of Meetings. The Secretary shall maintain minutes of Shareholders’ meetings in accordance with requirements of Law. Such minutes will include any resolutions adopted at any such meeting. Reasonably promptly after closure of each such meeting, the Secretary shall deliver copies of such minutes and all relevant materials to each Shareholder and place a copy of such minutes and relevant materials in the books and records of the Company.
Section 3.5    Affirmative Vote Matters. Notwithstanding anything to the contrary contained in this Agreement, and except in connection with the performance by the Company of its obligations under the Transaction Documents, the Company shall not, and shall cause each of its Subsidiaries not to, and the Board (including the board of directors of the Subsidiaries) shall not approve or take any action to, do any of the following, in each case without the prior consent of each Qualifying Shareholder (each of the following, an “Affirmative Vote Matter”):
(a)    enter into, or conduct, any business other than the Business;
(b)    collectively between the Company and its Subsidiaries, borrow, guarantee, refinance, assume, incur or become liable for indebtedness for borrowed money with a principal amount in excess of $[***];
(c)    initiate any public offering or listing of the Shares, Subsidiary Shares, or Equity Interests of the Company or of any of its Subsidiaries, or any securities convertible into, exchangeable for or underlying any of the foregoing (including depositary receipts), on any internationally recognized securities exchange, whether under the Securities Contracts (Regulation) Act, 1956, the Securities & Exchange Board of India Act, 1992, the Securities Act or any other similar Law of any other jurisdiction;
(d)    enter into any merger or other agreement involving the Transfer of all of the Shares or any of the Subsidiary Shares, or enter into any agreement to Transfer, lease or any other transaction involving all or substantially all of the assets of the Company or any of its Subsidiaries;

(e)    amend, modify or waive any provision of any Transaction Document, or terminate any Transaction Document, other than in a manner set out thereunder;
(f)    file a petition for voluntary liquidation or insolvency (or fail to oppose any similar petition filed by a third party), make any determination to dissolve or wind up its affairs, or make an application to strike off its name from the Register of Companies;
(g)    commence or settle any litigation (i) other than litigation in the Ordinary Course of Business or against any Shareholder where the claim amount is equal to or greater than $[***] or (ii) with any Governmental Authority;
(h)    other than in the Ordinary Course of Business, grant, create, incur, or assume a Lien on any material assets, other than to secure or provide as collateral for any indebtedness approved in accordance with Section 3.5(b);
(i)    collectively between the Company and its Subsidiaries, acquire or enter into any agreement to acquire (excluding, for the avoidance of doubt, the purchase or acquisition of any components, work in progress or inventory in the Ordinary Course of Business for the manufacture or assembly of Products) during any Fiscal Year any one or more assets for a total aggregate value of (i) $[***] or more in any of Fiscal Year 2022, 2023 and 2024 or (ii) $[***] or more in any of Fiscal Year 2025 and 2026, with the understanding that in subsequent years this limit will be adjusted commensurate with projected revenue levels and other factors, with the increase in limit being itself, for years after Fiscal Year 2026, an Affirmative Vote Matter; provided, however, until such time as the Qualifying Shareholders formally approve an increase in such limit, the limit will remain $[***] for years subsequent to 2026; and provided, further, that such approval of such increase shall not be unreasonably withheld, conditioned or delayed;
(j)    construct or purchase, or enter into any agreement to purchase or any commitments to construct, a building and related infrastructure;
(k)    make or enter into an agreement to make any capital contribution to any Person other than a Subsidiary;
(l)    other than the sale of components, work in process, inventory or Products in the Ordinary Course of Business, transfer, lease or enter into any agreement to Transfer or lease any asset with a value of $[***] or more in any Fiscal Year;
(m)    form or acquire any Subsidiary, other than a wholly owned Subsidiary formed to carry out the Business by the Company or a Subsidiary thereof;
(n)    enter into a joint venture or similar arrangement with any Person;
(o)    other than in relation to issuance of equity securities pursuant to an employee stock option plan of the Company, make any modification to the capital structure, including, issuance of or alteration of the terms of any equity, equity linked securities, convertible instruments, preference shares, securities convertible into equity shares, or any other instruments representing ownership interest in or consolidation, reduction, buy-back, subdivision or changing the authorised and/ or paid-up capital of, the Company or any of its Subsidiaries, in each case other than as contemplated in this Agreement;
(p)    implementing any employee stock option or stock appreciation rights scheme / plan, including making any amendment or withdrawal thereof;
(q)    enter into any related party contracts with Reliance or its Affiliates or Sanmina or its Affiliates;
(r)    appoint, remove or change the internal auditor or statutory auditor;
(s)    declare a dividend or other distribution of profits or assets;
(t)    change the accounting principles of the Company or any of its Subsidiaries where such change is reasonably likely to have a material effect on the financial statements of the Company or any of its Subsidiaries, other than as required under applicable Law or applicable accounting standards; or
(u)    other than exclusivity obligations in respect of a particular Product stock keeping unit, enter into any agreement or understanding which results in the Company, each Subsidiary or the Business being subject to exclusivity or non-compete restrictions that have a term in excess of two years.
Section 3.6    Manner of giving consent and information required.
(a)    A Qualifying Shareholder may provide its consent to any Affirmative Vote Matter by (a) a document signed by such Qualifying Shareholder or by a duly authorized representative of such Qualifying Shareholder, (b) in the case of any Qualifying Shareholder that has the right to appoint Directors pursuant to Section 4.2, the affirmative vote of all directors appointed by such Qualifying Shareholder or (c) approving such Affirmative Vote Matter at a Shareholders’ meeting duly convened in accordance with the provisions of this Agreement and the Act.
(b)    When seeking consent in accordance with Section 3.6(a) above, the Company and its Subsidiaries will at the same time or promptly thereafter provide to each Qualifying Shareholders all information reasonably necessary, and on the reasonable request of such Shareholder any further information it reasonably requires, to make an informed decision with respect to the applicable Affirmative Vote Matter.
Section 3.7    Consultation. Notwithstanding anything to the contrary contained in this Agreement, in order to take any of the actions below (through a management decision or a resolution of the Board or Shareholders) and except in connection with the performance by the Company of its obligations under the Transaction Documents, (i) the Company shall and shall cause its Subsidiaries to take any action to, do any of the following, in each case with the prior written consent of Sanmina (provided that prior to making any decision with respect to the matters listed below, Sanmina shall consult with and seek inputs from Reliance (so long as it is also a Qualifying Shareholder)) and (ii) where a meeting of the board of directors is necessary under applicable Law to approve such actions, Reliance shall cause such actions (x) to be considered by the board of directors of the Company and/or its Subsidiaries, (y) subjected to a vote by the board of directors of the Company and/or its Subsidiaries, and (z) approved by the Reliance Directors in accordance with Sanmina’s consent:
(a)    the nomination, appointment, termination or removal of any key management personnel as defined in the Act for as long as Sanmina is a Qualifying Shareholder (the “Key Management Persons”) of the Company or its Subsidiaries; provided however, that Sanmina shall have the sole right to nominate, appoint, set or modify compensation, enter into employment or any other agreement, terminate and remove other Officers of the Company and its Subsidiaries who are not Key Management Persons;
(b)    Any proposal to set the compensation of any Key Management Persons of the Company or its Subsidiaries (including any salary, bonus targets and opportunity, other incentives, severance or termination payments), or any material modification to any of the foregoing; or
(c)    Any proposal to enter into any employment agreement or any other agreement or contract providing for any compensation payable to any Key Management Persons of the Company or its Subsidiaries, or any material amendment or modification to any of the foregoing.
ARTICLE IV

BOARD OF DIRECTORS
Section 4.1    General. Except for rights and powers expressly reserved to the Shareholders, including with respect to Affirmative Vote Matters (in which case the Board and the board of directors of the Subsidiaries shall act in accordance only with such actions as shall have been approved in accordance with Section 3.5), and except as otherwise provided in this Agreement (including subject to Sanmina’s rights and powers to make all decisions with respect to the Ordinary Course of Business of the Company and its Subsidiaries pursuant to Section 4.5), the Board will have full power, discretion, and authority to take all such actions as the Board deems necessary or appropriate to further the Business.
Section 4.2    Board Matters. Other than as set forth in Section 3.7 and Section 4.5, and other than any matter which is listed as an Affirmative Vote Matter, the following matters are reserved for the approval of the Board, and the Company shall not, and shall cause its Subsidiaries not to, do any of the following, in each case without the prior consent of Board in accordance with Section 4.4:
(a)    enter into any transaction with any (i) Shareholder or director, officer, employee, or Affiliate of any Shareholder, or (ii) director, officer, employee or Affiliate of any of the foregoing; or

(b)    materially amend any Compliance Policies, Conflict of Interest Policy, or policies related to compliance with Trade Controls Laws.
Section 4.3    Directors.
(a)    The Board will, subject to the further provisions of this Section 4.3(a), consist of five individuals (each, a “Director”). For as long as it is a Qualifying Shareholder and holds more Equity Shares than Sanmina does at the same time, Reliance will be entitled by notice in writing to the Company and each other Qualifying Shareholder to appoint, retain, remove and replace up to three (3) Directors (each of which, when holding office, is referred to as a “Reliance Director”), and for as long as it is a Qualifying Shareholder and holds the same or a smaller number of Equity Shares than Sanmina does at the same time, Reliance will be entitled by notice in writing to the Company and each other Qualifying Shareholder to appoint, retain, remove and replace up to two (2) Reliance Directors. For as long as it is a Qualifying Shareholder, Sanmina will be entitled by notice in writing to the Company and each other Qualifying Shareholder to appoint, retain, remove and replace up to two (2) Directors (each of which, when holding office, is referred to as a “Sanmina Director”), and for as long as it is a Qualifying Shareholder and holds the same or a greater number of Equity Shares than Reliance does at the same time, Sanmina will be entitled by notice in writing to the Company and each other Qualifying Shareholder to appoint, retain, remove and replace up to three (3) Sanmina Directors. Each Shareholder shall vote its Equity Shares and take any other appropriate action to effect the election, appointment, replacement or removal of any Director designated by a Qualifying Shareholder in accordance with this Agreement, promptly upon the request of the Qualifying Shareholder making such election. Subject to the above understanding, the Parties agree to take all necessary actions to implement any changes to the composition of the Board (whether as to the number of independent Directors required to be on the Board or the composition of the characteristics of the existing Directors on the Board) as may be required to be made to comply with applicable Law from time to time.
(b)    The Parties agree and acknowledge that the Sanmina Directors and the Reliance Directors shall be non-executive directors and shall not be responsible for the day-to-day operation of the Business, the Company or any of its Subsidiaries, unless otherwise required by Law in which case one or more of the Sanmina Directors shall be appointed as executive directors, responsible for the day-to-day operations of the Business, the Company and each of its Subsidiaries. Subject to applicable Law, the Sanmina Directors and the Reliance Directors shall not be: (i) liable for any default or failure of the Company or any Subsidiary in complying with the provisions of any Law; and (ii) identified as occupiers or principal employers of any facilities used by the Company or any Subsidiary or a director in charge of managing the affairs of the Company or any Subsidiary or an ‘Officer who is in default’ under Law. The Company shall ensure that suitable persons, other than the Sanmina Directors and the Reliance Directors, shall act as occupiers, officer in charge, principal employers or ‘Officer who is in default’, as the case may be, provided that if a member of the Board is required to be identified as an occupier, officer in charge, principal employers or ‘Officer who is in default’, under Law, then the Company shall take all actions to appoint a Sanmina Director to such position.

(c)    If at any time a Party ceases to be a Qualifying Shareholder, each Director who was appointed to the Board by that Party shall automatically vacate office and, to the extent required to implement or perfect such vacation of office, such Party shall procure that each such Director immediately resigns.
(d)    Subject to Section 4.3(b), each Director appointed by a Qualifying Shareholder will hold office until such Director’s successor is appointed or until such Director’s death, disability, removal, or resignation, if earlier. Any Director may resign at any time by giving written notice to the Board.
(e)    Subject to the Act, each Shareholder may nominate an Alternate Director to act in accordance with the Act. Subject to the Act each Shareholder may withdraw any Alternate Director nominated by such Shareholder and nominate a replacement Alternate Director. The Shareholders shall take all such actions, including exercising their votes, as may be required to cause any Alternate Director nominated pursuant to this Section 4.3(e) to be duly elected or appointed.
(f)    For as long as there are any Reliance Directors then holding office, one such Reliance Director will be designated as the chairman of the Board (“Chairman”). The Chairman will preside at all meetings of the Board.
(g)    The Company shall not compensate any Sanmina Director or Reliance Director in exchange for such Director’s services as a Director. The Company shall not reimburse any expenses incurred by any Sanmina Director or Reliance Director in connection with attending meetings of the Board, except in accordance with written expense reimbursement policies of the Company.
(h)    The Board and the boards of directors of its Subsidiaries shall have the power to constitute, if necessary, committees or subcommittees and delegate such of the respective board of directors’ powers to such committees as the applicable board of directors may deem fit. All provisions of this Agreement relating to the composition of the Board and the conduct of its meetings shall be applicable mutatis mutandis to the committees of the Board and to the board of directors and committees of the board of the Subsidiaries. Each of Reliance and Sanmina shall have the right for a Reliance Director and a Sanmina Director, respectively, to be a member of each committee except as set forth in Section 4.6.
Section 4.4    Meetings of the Board; Written Consent.
(a)    Unless otherwise agreed in writing by the Shareholders, meetings of the Board will be convened as determined by the Board from time to time and otherwise in accordance with the Act, and, in any event, at least four (4) such meetings will be convened in every calendar year. Any Director may at any time request and call a meeting of the Board, subject to compliance with Section 4.4(b).
(b)    The Chairman, the Secretary or, in the case of a meeting called by another Director, such Director, shall give not less than fifteen (15) Business Days’ prior written notice of any meeting of the Board to all Directors, unless a shorter notice period is agreed in writing by at least one (1) Reliance Director and one (1) Sanmina Director, subject to requirements under the Act. Notice of a meeting of the Board will be accompanied by an agenda setting out in reasonable detail the items of business proposed to be transacted together with the necessary background and other information or supporting documents.
(c)    Any item or resolution that is not expressly stated in the agenda circulated with the notice of any meeting of the Board may be discussed at the meeting but shall not be proposed for corporate action in such meeting unless the Board first approves (acting unanimously) proposing such matter for corporate action.
(d)    The presence of at least two (2) Reliance Directors and at least one (1) Sanmina Director, in person or through their duly appointed Alternate Directors or through electronic means (subject to requirements under the Act), will constitute a quorum at any meeting of the Board, including any meeting that is adjourned for any reason. If no quorum is present at any duly constituted meeting at which an item or resolution is first proposed or presented for consideration, such meeting may be adjourned to a Business Day not less than seven (7) days later at the same time and venue, as may be reasonably determined by the Chairman, unless otherwise agreed in writing by at least two (2) Reliance Directors and one (1) Sanmina Director (a “Reconvened Board Meeting”). Written notice of such adjournment specifying the business to be addressed at the Reconvened Board Meeting will be given forthwith to all Directors. If no quorum is present within two hours from the time appointed for any Reconvened Board Meeting, then a quorum shall exist (subject to applicable Law) at such Reconvened Board Meeting provided at least one (1) Reliance Directors or one (1) Sanmina Director is present, provided no resolution relating to an Affirmative Vote Matter shall be taken up.
(e)    Each Director will be entitled to one (1) vote with respect to matters subject to approval by the Board. For the avoidance of doubt, the Chairman will not have a casting vote. Other than as contemplated by Section 4.4(j) and Section 4.6, any action to be taken by the Board at any meeting of the Board will require the affirmative vote of a majority of the Directors present (unless otherwise specified in this Agreement); provided that, in the event the Board is also required to approve any matter set forth in Section 3.5 or Section 3.7, the Directors representing a Shareholder shall be required to vote in accordance with Section 3.5 and Section 3.7.
(f)    No Director, acting individually in such capacity, and no Shareholder, acting individually in such capacity, will have any right or authority to act for, bind or otherwise assume any obligation or responsibility on behalf of, the Company or any Subsidiary, except as specifically authorized by the Board in accordance with this Agreement and the Articles of Association of the Company or any Subsidiary.
(g)    Each Qualifying Shareholder shall cause each Director appointed by such Qualifying Shareholder to comply with the terms of this Agreement relating to the obligations of (i) the Directors (either individually or collectively), and (ii) the Company. Failure of any Reliance Director or any Sanmina Director to so comply will be deemed to be a breach of this Agreement by the Qualifying Shareholder that appointed such Director if such Qualifying Shareholder does not promptly, after actual knowledge of such non-compliance, take all reasonable steps to comply with such obligations, including, if necessary to remedy such non-

compliance by replacing such Director with a new Director who promptly takes appropriate steps to comply with such obligations.
(h)    The Secretary or, if the Secretary is not present at such meeting, any person appointed by the Chairman, will prepare minutes of each meeting of the Board, which will include any resolutions adopted at such meeting. The minutes of each Board meeting will be signed by the Chairman and by at least one (1) Sanmina Director and at least one (1) additional Reliance Director. The Secretary shall, promptly after the adjournment of each Board meeting, deliver copies of such minutes and all relevant materials to each Director and Shareholder and place a copy of such minutes and relevant materials in the books and records of the Company.
(i)    Subject to the requirements of Section 175 of the Act, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting by resolution in circulation, if such resolution is approved in writing, setting forth the action to be taken, is signed by all of the Directors and noted at a subsequent meeting of the Board and thereafter filed with the minutes of proceedings of such meeting of the Board.
(j)    If permitted by the Act, the Directors may participate in Board meetings by telephone or videoconference or by any other means of contemporaneous communication.
Section 4.5    Day-to-Day Operation of the Company and each of its Subsidiaries. Pursuant to the terms and subject to the conditions of this Agreement, and subject to applicable Law, for as long as it remains a Qualifying Shareholder, Sanmina shall have the sole right and discretion to make all decisions affecting matters in the Ordinary Course of Business of the Company and each of its Subsidiaries, in accordance with and in a manner as set out in this Agreement, provided that any capital funding needs of the Company and its Subsidiaries shall be handled as set forth in this Agreement. Except as otherwise stated in this Agreement, there will be no constraints on Sanmina's sole right and discretion to make all decisions affecting matters in the Ordinary Course of Business of the Company and its Subsidiaries. For the avoidance of doubt, and without limitation, any matter listed in Section 4.2 shall not be a matter in respect of which Sanmina shall have the right to make all decisions in accordance with this Section 4.5.
Section 4.6    Legal Proceedings Against Reliance and Sanmina. Without limiting the terms of Article XIII and Article XIV:
(a)    No Reliance Director may take part in any vote on any question as to whether or not the Company or any Subsidiary should make a claim or institute legal proceedings against such Director, Reliance or any of its Affiliates, or otherwise to dispute or oppose a claim made by such Director, Reliance or any of its Affiliates, and all such votes will be decided solely by a committee consisting solely of the Sanmina Directors. In the event of (i) any dispute between the Company or any of its Subsidiaries, on the one hand, and Reliance or any of its Affiliates, on the other hand, or (ii) the exercise by the Company or any of its Subsidiaries of its remedies for breach against any of Reliance and its Affiliates under any Transaction Document to which Reliance or such Affiliate is a party, then the actions by the Company or any such Subsidiary with respect to such dispute or exercise of such remedies will be under the management and direction of the Sanmina Directors.

(b)    No Sanmina Director may take part in any vote on any question as to whether or not the Company or any Subsidiary should make a claim or institute legal proceedings against such Director, Sanmina or any of its Affiliates, or otherwise to dispute or oppose a claim made by such Director, Sanmina or any of its Affiliates, and all such votes will be decided solely by a committee consisting solely of the Reliance Directors. In the event of (i) any dispute between the Company or any of its Subsidiaries, on the one hand, and Sanmina or any of its Affiliates, on the other hand, or (ii) the exercise by the Company or any such Subsidiary of its remedies for breach against any of Sanmina and its Affiliates under any Transaction Document to which Sanmina or such Affiliate is a party; then the actions by the Company or any such Subsidiary with respect to such dispute or exercise of such remedies will be under the management and direction of the Reliance Directors.
ARTICLE V

OFFICERS
Section 5.1    Officers Generally.
(a)    Subject to Section 3.7, Sanmina shall have the sole right and discretion to determine, for as long as Sanmina is a Qualifying Shareholder, the individuals for appointment as the principal officers and other senior management personnel of the Company (each such Person, an “Officer”), which shall include the CEO, the CFO, and the Secretary, and any such other Officers as Sanmina may deem fit (and where the appointment of such Officer is to be considered by the Board, Reliance shall procure that the Reliance Directors vote to approve the appointment of such persons as recommended by Sanmina) provided that, in addition to the consultation rights in Section 3.7, the appointment of the CFO (or other comparable position regardless of title) shall, for as long as Reliance is a Qualifying Shareholder, be subject to the prior approval of Reliance (which approval shall not be unreasonably withheld).
(b)    For as long as Sanmina is a Qualifying Shareholder, Sanmina will oversee and coordinate the recruitment and hiring of the senior management of the Company, including Officers, having the skills, qualifications, and experience for the position to be filled, as determined by Sanmina in good faith to be appropriate for the Company.
Section 5.2    Removal of Officers.
(a)    Subject to Section 3.7, the Board shall have the power to remove or replace (provided that any replacement of the CFO shall be subject to Section 5.1(a)) any Officers for Cause.
(b)    Subject to Section 3.7 and to the terms of any applicable employment agreement or other requirements of applicable Law, for as long as they hold office, Sanmina shall have the sole right and discretion to remove or replace any Officer at any time and for any reason or no reason (provided that any replacement of the CFO shall be subject to Section 5.1(a)), in which case (to the extent required) the Board shall take such action as is required to remove such Officer.

Section 5.3    Powers and Duties of Officers.
(a)    Each Officer shall exercise such powers (i) as contained in his or her contract of employment, if any, and (ii) as may be specified to each such Officer by Sanmina, subject in the case of both (i) and (ii) to the control, direction, and supervision of Sanmina.
(b)    The CEO shall (i) have general charge of the business and affairs of the Company, and (ii) manage the day-to-day operations of the Company in the Ordinary Course of the Business.
(c)    The Secretary shall (i) act as secretary of all meetings of Shareholders and the Board and keep a record of all such meetings in books provided for that purpose, (ii) cause all notices to be delivered in accordance with the Company’s Articles of Association and as required by Law, and (iii) have such other powers and duties as Sanmina may from time to time prescribe or as otherwise provided in this Agreement, subject at all times to the scope of the functions of a Secretary under the Act.
(d)    The provisions of Article V shall apply mutatis mutandis to the Subsidiaries of the Company.
ARTICLE VI

COVENANTS WITH RESPECT TO THE BUSINESS
Section 6.1    Products and Territory.
(a)    The purpose of the Company and its Subsidiaries is to conduct the Business and other matters reasonably related thereto and shall not conduct other activities other than as contemplated by or otherwise in accordance with this Agreement. In the conduct of the Business, the Company and its Subsidiaries may (i) manufacture in the Territory any products that would qualify as Products and any other products as may be agreed by the Parties, except in each case for any Excluded Products, and (ii) sell such Products and other products as described in clause (i) to customers located anywhere in the world (and not just in the Territory).
(b)    Notwithstanding Section 6.1(a), the Company and its Subsidiaries may remove any products from the list of Excluded Products and designate them as Products upon the mutual written agreement of the Shareholders (there being no obligation to do so). In furtherance of the foregoing, if at any time during the term of this Agreement Sanmina determines to pursue the manufacturing of [***] in the Territory, the Shareholders shall discuss and consider in good faith the development, financing and operation of a [***] manufacturing facility either by (i) the Company (including through its Subsidiaries) or (ii) a separate joint venture entity to be established by the Shareholders.
(c)    Unless the Shareholders otherwise agree in writing, the Company shall not, either on its own account or through any direct or indirect subsidiary or joint venture, engage in any manufacturing activities outside of the Territory.

Section 6.2    Conduct of the Business.
(a)    The Parties shall endeavor to manage and operate the Business through the Company in a manner that maximizes the Company’s growth and profitability and integrates it within the activities of Sanmina and its Affiliates and creates opportunities for the Company to manufacture all Products that Sanmina’s and its Affiliates’ customers desire to be manufactured in the Territory, including approaching and/or catering and/or servicing customers in the Territory for the manufacture of the Products in the Territory for sale in the Territory and for export throughout the world, and (ii) customers elsewhere in the world for the manufacture of the Products in the Territory for the sale of such Products to such customers. Sanmina shall operate the Business with the same level of skill, care and attention that Sanmina applies to its wholly owned subsidiaries that are similarly situated.
(b)    To the extent that the Company and any of its Subsidiaries requires any Approvals for the purpose of conducting the Business, the Company shall, and shall cause each Subsidiary to, exercise all commercially reasonable efforts to obtain such necessary Approvals and comply with all regulatory requirements under Law in order to conduct the Business.
(c)    To the extent that the Company has not obtained the Trusted Sources designation prior to the Closing, Reliance shall use its commercially reasonable efforts to support the Company with respect to the Company’s applications to the National Cyber Security Coordinator (designated authority under the National Security Directive on Telecommunications Sector approved by the Cabinet Committee on Security, Government of India on December 16, 2020) to enable the Company to be designated as a Trusted Source and the Company shall take all commercially reasonable efforts and provide such information as may be necessary to the aforesaid designated authority to be designated as a Trusted Source.
Section 6.3    Exclusivity and Other Matters.
(a)    From the date of Closing until the date that is [***] ([***]) months following the date on which Sanmina ceases to have any direct or indirect ownership of any Equity Interest in the Company (provided that (i) where Sanmina ceases to have any direct or indirect ownership of Equity Interests in the Company as a result of the dissolution or winding up of the Company such period shall instead end on the date on which Sanmina ceases to have any direct or indirect ownership of any Equity Interest in the Company and (ii) where the Company undergoes an initial public offering, such period shall instead end on the date that is [***] ([***]) months following the date of such initial public offering, regardless of whether Sanmina continues to hold any Company Equity Interest), Sanmina shall not, and shall cause each of its Affiliates not to manufacture any Products anywhere in the Territory.
(b)    For as long as Sanmina (together with its Permitted Transferees) holds Shares representing at least [***]% of the issued and outstanding Equity Shares, Sanmina and its Affiliates shall use commercially reasonable efforts to (i) refer to the Company any of their OEM customers, to the extent that such customers are seeking quotes or orders for Products to be manufactured at an alternate location other than in [***], [***] or [***], and (ii) support the transition to the Company of the manufacturing operations for any such customer which, in response to any referral made in accordance with clause (i), elects to have any Products manufactured in the Territory.
(c)    Notwithstanding anything to the contrary, from the date of Closing until the date that is [***] ([***]) months following the date on which Reliance ceases to have any direct or indirect ownership of any Equity Interest in the Company (provided that (i) where Reliance ceases to have any direct or indirect ownership of Equity Interests in the Company as a result of the dissolution or winding up of the Company, such period shall instead end on the date on which Reliance ceases to have any direct or indirect ownership of any Equity Interest in the Company and (ii) where the Company undergoes an initial public offering, such period shall instead end on the date that is [***] ([***]) months following the date of such initial public offering, regardless of whether Reliance continues to hold any Company Equity Interest), Reliance shall conduct all of its manufacturing activities in India for the manufacture of [***] Products exclusively through the Company and shall not, and shall cause each of its Affiliates not to, enter into any contract manufacturing business in respect of any Products which are [***] anywhere in the Territory.
(d)    For so long as Reliance (together with its Permitted Transferees) holds any Shares, other than with respect to pre-existing contract manufacturing arrangements in place prior to the Closing, Reliance and its Affiliates shall (i) designate the Company as its preferred contract manufacturer in the Territory of Products that are [***], (ii) use commercially reasonable efforts to request quotes from the Company in respect of such Products that are [***] manufactured in the Territory and, taking into account the competitiveness of the price proposed by the Company, the quality of the product that the Company is capable of manufacturing, the capacity the Company has to manufacture such products on the required timelines and other terms proposed by the Company in response to such request, to consider in good faith placing orders for such quoted products with the Company and (iii) provide the Company with an opportunity to provide quotes to Reliance and its Affiliates for the manufacture of any other Products that Reliance or such Affiliate seek to have manufactured in the Territory; provided that nothing in this Agreement shall preclude Reliance or any of its Affiliates from seeking quotes with respect to, and placing orders for, products that compete with any Product, from any other manufacturer whether within or outside the Territory.
(e)    Notwithstanding anything to the contrary in this Section 6.3, and without implicitly agreeing that the following activities would be otherwise subject to the provisions of Section 6.3(a) or Section 6.3(c), nothing in this Agreement or in any other Transaction Document shall preclude, prohibit or restrict Sanmina, Reliance or any of their respective Affiliates (other than, the Company and its Subsidiaries) from (i) engaging in the manufacture anywhere outside the Territory of any products that compete with the Products, (ii) engaging in the sale to customers located anywhere in the world (including in the Territory) of any products that compete with the Products, (iii) agreeing to manufacture outside the Territory any products that compete with the Products to the extent the relevant customer shall have requested that such products be manufactured outside the Territory, or (iv) manufacturing or selling any Excluded Products anywhere in the world.
(f)    Except as expressly set forth in this Section 6.3, the Parties agree that neither Reliance nor Sanmina nor any of their respective Covered Persons will be under any obligation to refer any new business opportunity within or outside the Territory (including any new business opportunity that may fall within the Business) (each, a “New Opportunity”) to the Company, any of its Subsidiaries (if any) or any other Shareholder. Without limiting the foregoing, (i) the Parties acknowledge that a failure by any Director to refer any New Opportunity to the Company, any of its Subsidiaries (if any) or any Shareholder will not be construed as a breach of any fiduciary duties of such Director to the Company and (ii) each Shareholder waives any claims it may now or in the future have arising out of or in connection with such failure. This Section 6.3(f) will constitute a “no objection” by each Shareholder in favor of the other Shareholder for such other Shareholder to pursue any New Opportunity, whether by itself or through any other Person, as such other Shareholder deems fit.
(g)    This Section 6.3 shall cease to apply with respect to any Person at such time as it is no longer an Affiliate of Sanmina or Reliance, as applicable, and shall not apply to any Person that purchases assets, operations or a business from Sanmina, Reliance or any of their respective Affiliates if such Person is not otherwise an Affiliate of Sanmina or Reliance, as the case may be, after such transaction is consummated.
Section 6.4    Technology Center of Excellence. The Company shall establish, and the Shareholders shall use commercially reasonable efforts to cooperate with the Company in establishing, subject to terms and conditions mutually agreed upon by the Parties, a Technology Center of Excellence to serve as an advanced technology incubation center to support the manufacturing start-up ecosystem in the Territory and to spur research and innovation in technologies relevant to the Business, with the aim of developing globally leading edge technologies for the benefit of the Company and the Territory generally.
ARTICLE VII

BUSINESS PLAN, ANNUAL BUDGET, AND FUNDING
Section 7.1    Business Plan and Annual Budget.
(a)    The Parties have agreed on an initial business plan for the Company and the Business which is attached to this Agreement as Exhibit B (the “Initial Business Plan”). The Initial Business Plan, and any subsequent or amended business plan for the Company as approved by the Shareholders and adopted by the Board (in each case in accordance with this Agreement), shall be referred to as the “Business Plan”.
(b)    Each Business Plan shall be prepared at a summary level and include, with respect to any given Fiscal Year, a budget specifying in reasonable detail the Company’s anticipated sources and uses of funds for such Fiscal Year and the subsequent Fiscal Year (including a comparison of the budget for the antecedent Fiscal Year against the actual sources and uses of the funds for such Fiscal Year), the Company’s planned operating expenses, planned capital expenditures and Debt Financing for such Fiscal Year and the subsequent Fiscal Year for the Company and its Subsidiaries, and the minimum Capital Contributions for each fiscal quarter occurring during such Fiscal Year (each such budget, an “Annual Budget”). The objective of the Business Plan and Annual Budget is to provide the Board and each Qualifying Shareholder an overview of the Company’s expectations regarding its financial performance.

(c)    The Business Plan and the Annual Budget shall be prepared annually by the CEO and the other senior executives of the Company. Such persons shall together, no later than the last Business Day of the second month of the fourth quarter of each Fiscal Year following the Company’s first Fiscal Year, submit and present to the Board a draft Business Plan and Annual Budget for the following Fiscal Year. Subject to Section 3.5(a), the Board will vote upon such draft Business Plan and Annual Budget (with or without amendments) prior to the commencement of the relevant Fiscal Year. In order to approve the Business Plan and Annual Budget, such approval shall require, for as long as Sanmina is a Qualifying Shareholder, the unanimous approval of the Directors then in office. Subject to Article VIII, for as long as Sanmina is a Qualifying Shareholder, the Reliance Directors shall not have the right to withhold consent to the adoption of any Business Plan or Annual Budget relating to any Fiscal Year starting after the Closing in the event that such Business Plan or Annual Budget does not materially differ from the Business Plan or Annual Budget then in effect with respect to the immediately preceding Fiscal Year; provided further that any proposed Business Plan or Annual Budget that contains obligations to make Capital Contributions not otherwise provided for in the Business Plan or Annual Budget then in effect with respect to the immediately preceding Fiscal Year shall be deemed for all purposes to materially differ from such then in effect Business Plan or Annual Budget.
Section 7.2    Quarterly Plan Review. The Board shall require that the CEO or other appropriate Key Management Persons report to the Board no less frequently than once each fiscal quarter, on the then current state of operations of the Company and its Subsidiaries as compared to what was projected in the corresponding Annual Budget and the Business Plan, including an analysis of any material deviations therefrom and any amendments or revisions thereto.
Section 7.3    Required Capital Contributions.
(a)    The Shareholders shall be required to make such Capital Contributions to the Company as set forth in the Business Plan for the applicable Fiscal Year, in each case to the full extent of their pro rata ownership of Shares (each such required pro rata Capital Contribution, a “Required Contribution”). The approval by the Board of any Business Plan for any given Fiscal Year will constitute approval of the Required Contributions set forth in such Business Plan.
(b)    All Required Contributions shall be required to be funded on or prior to a date determined by the Board for the funding of the corresponding Capital Contribution consistent with the applicable Business Plan (with respect to Required Contributions, the “Funding Date”). Each Shareholder shall be required to fund, by no later than the applicable Funding Date, the entire portion, and not less than the entire portion, of its Required Contributions, to an account specified by the Company. The Company shall deliver a notice with respect to the Required Contribution to each Shareholder in accordance with the timelines prescribed by Law and in any case no later than fifteen (15) days prior to the corresponding Funding Date; provided that if the notice is not timely delivered, then the corresponding Funding Date will be extended to the date that is fifteen (15) days following the date on which such notice is delivered.

Section 7.4    Agreed Capital Contributions.
(a)    If the Shareholders mutually agree that (i) additional funding is required by the Company and (ii) the additional funding required by the Company cannot reasonably be obtained from Debt Financing or other sources from Third Parties (such as banks) on reasonable terms and within the period reasonably necessary, the Shareholders can make Capital Contributions to the Company pro rata to their ownership of Shares (each such pro rata Capital Contribution, an “Agreed Contribution”).
(b)    All Agreed Contributions shall be funded on or prior to a date mutually agreed upon by the Shareholders (with respect to Agreed Contributions, the “Funding Date”). Each Shareholder shall be required to fund, by no later than the applicable Funding Date, the entire portion, and not less than the entire portion, of its Agreed Contributions, to an account specified by the Company. The Company shall deliver a notice with respect to the Agreed Contribution to each Shareholder in accordance with the timelines prescribed by Law and in any case no later than fifteen (15) days prior to the corresponding Funding Date; provided that if the notice is not timely delivered, then the corresponding Funding Date will be extended to the date that is fifteen (15) days following the date on which such notice is delivered.
Section 7.5    Failure to Fund Capital Contributions.
(a)    If a Shareholder (any such Shareholder being a “Non-Funding Party”) fails to fund by the required Funding Date all or any portion of its respective Required Contributions or Agreed Contributions (or delivers written notice to the Company and each other Shareholder prior to the required Funding Date that it does not intend to fund all or any portion of its respective Required Contributions or Agreed Contributions), then the Shareholders other than the Non-Funding Party (such other Shareholders, collectively, the “Funding Party”) shall have the right (but not the obligation) to fund any portion of the amount left unfunded (the “Unfunded Amount”). Any amount so funded by the Funding Party (a “Funding Amount”) shall be treated as a subscription for Equity Shares in accordance with Section 7.5(b) below.
(b)    Subject to Laws, each Funding Party may within twenty (20) Business Days of the required Funding Date deliver written notice to the Company electing to take up some or all of the Funding Amount and instructing the Company to apply such Funding Amount to the subscription and purchase of Equity Shares (and the Company shall treat such executed application form in accordance with the Act). If notices received by the Company on the twentieth (20th) Business Day following the Funding Date in respect of Funding Amounts exceed the aggregate Unfunded Amount then the actual Funding Amount accepted from each Funding Party shall be determined pro rata by reference to the number of Equity Shares held by each Funding Party as a proportion of all Equity Shares held by all Funding Parties. The Company shall apply all such Funding Amounts to the subscription for Equity Shares at a subscription price equal to the Fair Market Value of such Equity Shares on the Funding Date less a discount amount equal to [***] percent ([***]%) of the Fair Market Value. Notwithstanding anything else set forth in this Agreement, the non-breaching Party shall not have any right to seek indemnification pursuant to Article XIII if such Party has subscribed to Equity Shares in accordance with this Section 7.5 at a discount from Fair Market Value. Any election to apply a Funding Amount into

Equity Shares per the above shall be considered legally binding as among the Parties, even if the same remains subject to consent or approval by Governmental Authorities or Third Parties, and the Parties agree that should any consent from any such Governmental Authority or Third Party in connection with such conversion not be obtained, they shall (i) use their best efforts to obtain all such consents as promptly as practicable and (ii) for as long as and to the extent that any such consents are not obtained, take all actions legally permissible and appropriate such that the Parties would be in the same economic and governing position vis-à-vis the Company and each other as if the above subscription had taken place. The Non-Funding Party shall take all steps and actions required to give effect to the provisions of this Section 7.5(b).
Section 7.6    Other Capital Contributions and Preemptive Rights.
(a)    In the event that the Board proposes to issue any new Equity Interests of the Company (a “Proposed Issuance”), in accordance with the Business Plan then in effect, then the Company shall first offer to the Shareholders the opportunity to subscribe for such Equity Interests or otherwise make such Capital Contributions, pro rata to their ownership of Shares at such time.
(b)    The Company shall deliver a notice to each Shareholder of a Proposed Issuance (the “Issuance Notice”), specifying inter alia (i) the number and class of the Equity Interests to be offered and (ii) the aggregate amount of the Proposed Issuance and the pro rata amount payable therefor of each Shareholder. Each Shareholder shall give notice, no later than thirty (30) Business Days after receipt of the Issuance Notice, of its election to subscribe for up to all of its pro rata entitlement of the corresponding Equity Interests, on the terms specified in the Issuance Notice, by submitting an executed application form in accordance with the Act. At the expiration of such thirty (30) Business Day period, the Company shall promptly notify each Shareholder that elects to fund its Capital Contributions in the Proposed Issuance of any other Shareholder’s failure to fund any portion of its Capital Contribution. During the five (5) Business Day period commencing after the Company has given such notice, each such electing Shareholder may, by giving notice to the Company, elect to subscribe for and purchase its pro rata portion of the Proposed Issuance not being purchased by any Shareholder who did not elect to participate in the Proposed Issuance as set forth in the Issuance Notice.
(c)    If any Equity Interests referred to in the Issuance Notice are not elected to be purchased or acquired as provided in Section 7.6(b), the Company may, during the 90-day period following the expiration of the fifteen (15) Business Day period from receipt of the applicable Issuance Notice, offer and sell the remaining unsubscribed portion of such Equity Interests to any Person or Persons, upon terms no more favorable to the offeree than those specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of Equity Interests and making of the corresponding Capital Contributions within such period, or if the Proposed Issuance is not consummated within thirty (30) days of the execution thereof, the right of the Shareholders to participate in the Proposed Issuance shall be deemed to be revived and such new Equity Interests shall not be offered unless first reoffered to the Shareholders in accordance with this Section 7.6.
(d)    The preemptive rights provided in this Section 7.6 shall not be applicable in connection with a proposed issuance of the following Equity Interests, and to any Shares or other Equity Interests deemed issued or that may be issuable pursuant to the exercise or conversion of the following Equity Interests:
(i)    the Shares to be issued to the Shareholders upon the making of Required Contributions pursuant to Section 7.3 or Agreed Contributions pursuant to Section 7.4;
(ii)    Equity Interests issued in the form of a bonus issue, in accordance with the Act;
(iii)    Equity Interests issued by reason of a dividend, share split, split-up or other distribution on Shares, including as a result of any reorganization, recapitalization, reclassification, consolidation or merger;
(iv)    Equity Interests issued to employees, officers or directors of, or consultants or advisors to, the Company or any of its Subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;
(v)    Equity Interests actually issued upon the exercise, conversion or exchange of any such other outstanding Equity Interests, in each case provided that such issuance is pursuant to the terms of such other outstanding Equity Interest;
(vi)    Equity Interests issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to Debt Financing, equipment leasing or real property leasing transaction approved by the Board (and, if applicable pursuant to Section 3.5, by the Shareholders);
(vii)    Equity Interests issued to Third Party suppliers or service providers in connection with the provision of goods or services pursuant to transactions approved by the Board (and, if applicable pursuant to Section 3.5, by the Shareholders); and
(viii)    Equity Interests issued as acquisition consideration pursuant to the acquisition of another Person by the Company or any of its Subsidiaries by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, subject to approval of such corporate transaction by the Board (and, if applicable pursuant to Section 3.5, by the Shareholders).
Section 7.7    General Terms of Equity Issuances. Unless otherwise agreed by the Shareholders, (a) the making of any Capital Contributions pursuant to Section 7.3 or Section 7.4 shall be in exchange for newly issued Equity Shares and (b) the issue price of any Equity Shares shall always be equal to their Fair Market Value (it being understood that, in the event of an Agreed Contribution, the Board may determine that the Fair Market Value of the Equity Shares to be issued shall be equal to the Fair Market Value of the Equity Shares issued upon the most recent Capital Contribution made to the Company).
Section 7.8    Debt Financing. Subject to the provisions of Section 3.5 hereof, the Company and its Subsidiaries may obtain Debt Financing; provided that the Company shall only be permitted to incur any such new Debt Financing after at least [***] percent ([***]%) of the proceeds of each previously made Capital Contribution and previously obtained Debt Financing shall have been utilized.
ARTICLE VIII

STANDSTILL
Section 8.1    Determination of Standstill. In the event that the Shareholders are unable to reach agreement upon, or pass a resolution with respect to, any Affirmative Vote Matter within forty five (45) days of such Affirmative Vote Matter, or the Board is unable to approve the Business Plan for a Fiscal Year, in each case being presented to the Shareholders for action, or the Board, as the case may be then any Shareholder may deliver to the other Shareholder a notice thereof that briefly describes the Standstill (such notice, a “Standstill Notice”). During this period of the Standstill, the CEO shall continue to (i) have general charge of the business and affairs of the Company, and (ii) manage the day-to-day operations of the Company in the Ordinary Course of the Business; provided however, that no action shall be taken with respect to any matter that is an Affirmative Vote Matter that is the subject of a Standstill Notice.
Section 8.2    Resolution of Standstill. After delivery of the Standstill Notice, the Shareholders shall attempt in good faith to resolve the applicable Standstill. If such Standstill is not resolved within thirty (30) days following delivery of the applicable Standstill Notice, then the Reliance Senior Representative and the Sanmina Senior Representative will meet promptly, in person or by videoconference, to attempt in good faith to resolve such Standstill. If such Standstill is not resolved by the Reliance Senior Representative and the Sanmina Senior Representative within thirty (30) days of such meeting, then, if the Shareholders, each exercising it sole discretion, should jointly agree that it would be in their interest to resolve the Standstill through mediation, then the Shareholders shall use their best efforts to resolve the Standstill through mediation by submitting it to a single mediator selected by mutual agreement of the Reliance Senior Representative and the Sanmina Senior Representative. Such mediation shall take place in London, England. Each Shareholder shall bear its own costs (including attorneys’ fees) in connection with such mediation, and the fees and expenses of the mediator selected by the Shareholders shall be borne equally by Reliance and Sanmina. Where the matter referred to mediation is determining whether a proposed Business Plan materially differs from the Business Plan then in effect with respect to the immediately preceding Fiscal Year, the decision or determination of the mediator appointed in accordance herewith shall be binding against the Parties and be dispositive with respect to such matter. In all other circumstances with respect to any other Standstill, the decision or determination of the mediator appointed in accordance herewith shall not be binding against the Parties and shall not be dispositive with respect to any such Standstill.

ARTICLE IX

DISTRIBUTIONS
Section 9.1    Distributions on Liquidation. Upon liquidation or winding up of the Company, the Parties shall take appropriate action to effect a distribution of any liquidation proceeds as if such liquidation proceeds were distributed as “Net After Tax Cash Profits”.
Section 9.2    Taxation Deductions. All distributions made under this Article IX will be made after the deduction of all relevant taxes that apply under Law.
ARTICLE X

CERTAIN COVENANTS
Section 10.1    Reporting. At all times during the term of this Agreement starting from the first full fiscal quarter after the Closing, the Company shall retain a Big Four Accounting Firm as the independent and statutory auditor for the Company and its Subsidiaries. The Company shall use commercially reasonable efforts to deliver the following information to the Board and each Shareholder:
(a)    in the event that the Company management determines that the Company’s US GAAP results of operations for the then current quarter will differ materially from the budget / forecast for such quarter then in effect, the Company shall promptly notify each Qualifying Shareholder thereof;
(b)    unaudited quarterly financial statements of the Company (other than the final quarter of the applicable Fiscal Year) in accordance with the principles of US GAAP (in each case, including a consolidated balance sheet as of the end of such fiscal quarter, and consolidated statements of income cash flow, and changes in financial position, in each case for such fiscal quarter and Fiscal Year-to-date), to be delivered at the time of the Company’s following quarterly board meeting;
(c)    unaudited annual financial statements of the Company in accordance with the principles of US GAAP (in each case, including a consolidated balance sheet as of the end of such Fiscal Year, and consolidated statements of income cash flow, and changes in financial position, in each case for such Fiscal Year), to be delivered at the time of the Company’s following quarterly board meeting;
(d)    a management-certified unaudited quarterly result (the top sheet of the quarterly balance sheet and profit and loss statement) of the Company on a consolidated basis no later than fifteen (15) days following the end of each Indian fiscal quarter;
(e)    unaudited quarterly financial statements of the Company on a consolidated basis no later than twenty (20) business days following the end of each Indian fiscal quarter (other than the final quarter of the applicable Indian Fiscal Year) in accordance with the principles of Indian GAAP and which have been subject to a limited review by the auditors (in each case, including a consolidated balance sheet as of the end of such Indian fiscal quarter, consolidated income statement and consolidated cash flow statement, and changes in financial position, in each case for such Indian fiscal quarter
(f)    a statement from the Company setting forth the audited numbers which will be contained in the annual financial statements of the Company on a consolidated basis no later than twenty (20) days following the end of the Indian Fiscal Year; and
(g)    audited annual financial statements of the Company on a consolidated basis no later than forty five (45) days following the end of the Indian Fiscal Year, each of which is to be in accordance with the principles of Indian GAAP (in each case, including a consolidated balance sheet as of the end of such Indian Fiscal Year, and consolidated statements of income cash flow, and changes in financial position, in each case for such Indian Fiscal Year) provided that, notwithstanding the foregoing, such annual financial statements must be dated with a date no later than the date on which the information disclosed in the statement provided in the immediately preceding paragraph (f) was determined.
Section 10.2    Accounts and Records. The Company shall cause its accounts, records, and accounting information, and those of its Subsidiaries to be (a) maintained in accordance with all Laws and US GAAP, and (b) solely with respect to its statutory accounts, audited annually by the Company’s statutory auditor in accordance with Indian GAAP.
Section 10.3    Access to Records. Each Shareholder will have the right, at its own cost and expense, to audit, examine, and make copies of or take extracts from the books and records of the Company and each of its Subsidiaries, in each case, during normal business hours and in a manner that does not unreasonably interfere with the Company’s or such Subsidiary’s operations.
Section 10.4    Compliance with Laws.
(a)    The Company shall, and shall procure and require that the authorized officers, directors, employees and agents of the Company and each of its Subsidiaries, and any other Third Party acting on behalf of the Company and each of its Subsidiaries, comply with all applicable Laws, including the Anti-Corruption Laws.
(b)    No Shareholder shall, and each Shareholder shall procure that its directors, officers, employees, and authorized agents do not, directly or indirectly, offer, make, promise to make, or authorize the making of, any Proscribed Payment, or otherwise violate any Anti-Corruption Law, in relation to the Company, each Subsidiary and the Business.
(c)    Each Shareholder shall keep accurate monthly records of the time spent, work performed, notes of meetings and communications, and all charges and expenses associated with the Company, each Subsidiary and the Business, including in connection with the obtaining of any government license, permit or special designation. Each Shareholder will provide any other requesting Shareholder upon ten (10) business days’ notice, or sooner if required by a government request, with electronic copies (unless in a format otherwise agreed to by the Parties) of all relevant records related to such Shareholder’s work in relation to the Company, each Subsidiary and the Business.

(d)    The Board shall adopt and oversee the implementation of (i) compliance policies, procedures, and internal controls sufficient to provide reasonable assurance of compliance by the Company, each Subsidiary and the Business with applicable Laws, including the Anti-Corruption Laws (the “Compliance Policies”); and (ii) a conflicts of interest policy customary and appropriate for the Business (“Conflicts of Interest Policy”).
(e)    The Company shall, and shall procure and require that each of the officers, directors, authorized agents, and employees of the Company and each Subsidiary shall, comply at all times with the Compliance Policies and the Conflicts of Interest Policy.
(f)    Each Shareholder shall promptly notify all other Parties of any actual or potential violations of Laws, including any communication (whether oral or written) from any Governmental Authority regarding an actual, alleged, possible or potential violation of, or failure to comply with, any Laws, including Anti-Corruption Laws, or any investigation by any Governmental Authority regarding the same, in each case relating to the Company, each of its Subsidiaries and the Business. Any such notification delivered pursuant to this Section 10.4(f) shall not be considered an admission of guilt or wrongdoing.
Section 10.5    Preservation of Corporate Existence. For as long as this Agreement remains in force, the Company shall ensure that the Company and each of its Subsidiaries shall, and each Shareholder shall use its reasonable efforts to ensure that the Company and each of its Subsidiaries shall, at all times, maintain its corporate existence and remain in good standing under the Laws of India and in any other jurisdiction where such qualification and good standing are necessary for the operation of the Business.
Section 10.6    Maintenance of Insurance. The Company shall, at all times, maintain appropriate insurance policies for the Company and each of its Subsidiaries, including directors and officers liability insurance, and shall not allow any breach, default, or cancellation of such insurance policies or agreements to occur, other than the expiration and replacement of such policies in the Ordinary Course of Business of the Company and each of its Subsidiaries.
Section 10.7    Maintenance of Licenses and Other Governmental Authorizations. The Company shall maintain, or cause to be maintained, all permits, licenses, approvals, and consents (including approvals of Governmental Authorities) necessary for the Company and each of its Subsidiaries to perform its obligations under this Agreement and to conduct the Business.
Section 10.8    Non-Solicitation. No Shareholder shall, directly or indirectly: (a) solicit, persuade, encourage, or induce any Prohibited Employee to cease employment with (i) such other Shareholder, (ii) any Affiliate of such other Shareholder, (iii) the Company, or (iv) any Subsidiary of the Company; or (b) employ, retain as a consultant or contractor, or enter into a partnership or business venture with, any Prohibited Employee. Nothing in this Section 10.8 will prohibit (A) any general solicitation of employees or public advertising of employment opportunities (including through recruitment agencies) not directed at Prohibited Employees or by other similar means, or (B) any Shareholder from taking any of the actions set forth in clauses (a) or (b) with respect to any Prohibited Employee who has been terminated by, or who has otherwise not been employed for at least six (6) months by, the other Shareholder, its applicable Affiliate, the Company or its applicable Subsidiary, as the case may be; provided that such termination or end of employment is not the result of any breach of this Agreement by the first Shareholder.
Section 10.9    Disclosure. Each Party shall consult with each other Party as to the form, substance, and timing of any press release or other public statement relating to this Agreement or any other Transaction Document, and no Party shall release any such press release or make any such public statement without the prior written consent of the other Parties, which consent will not be unreasonably withheld, conditioned or delayed; provided that notwithstanding anything in this Section 10.9 to the contrary, any Party may, without the consent of the other Parties, make such disclosures as such Party reasonably determines are necessary to comply with any requirement of Law or the request of any applicable Governmental Authority, in each case, after making good faith efforts under the circumstances to consult in advance with the other Parties; provided, further, that if such Party believes such disclosure is required pursuant to any such requirement or request, then such Party will to the extent permissible by applicable Law or any applicable Governmental Authority, as promptly as practicable, notify the other Parties of the circumstances surrounding such requirement or request so that any other Party may have an opportunity to make comments to the proposed announcement or disclosure, which comments shall be considered in good faith by the disclosing Party.
Section 10.10    Confidentiality.
(a)    Subject to the other provisions of this Section 10.10, each Party shall, and the Shareholders shall also cause the Company and each Subsidiary to, (i) use Confidential Information only to the extent required for the conduct of the Business and not for any other purpose, (ii) hold the Confidential Information in confidence and (iii) not disclose the Confidential Information to any Third Party, except (A) to its Affiliates and to its and its Affiliates’ directors, officers, employees, auditors, counsel or consultants to the extent required in the conduct of the Business, (B) in connection with the sale of or other disposition of a Party’s properties, assets or liabilities (but then only if such disclosure is subject to a non-disclosure agreement customary for the type of applicable transaction), (C) to the extent required by applicable Law, including applicable rules of any securities exchange, (D) as may be reasonably required in the performance of this Agreement or in connection with the procurement of Debt Financing by the Company and (E) to the extent necessary by a Shareholder to enforce its rights under this Agreement. Each Party shall inform, and shall be responsible for any breach of this Section 10.10 by, its Affiliates and its and its Affiliates’ directors, officers, employees, auditors, counsel or consultants receiving Confidential Information of the confidentiality obligations set forth in this Agreement.
(b)    Each Party disclosing Confidential Information (each, a “Disclosing Party”) warrants that it may rightfully disclose or make available the Confidential Information it furnishes to any other Party or Affiliate without violating any contractual, fiduciary or other obligation to any Person. No warranty is made as to the accuracy or completeness of any Confidential Information and, except as provided in this Section 10.10(b), neither the Disclosing Party nor any of its Affiliates or any of its or its Affiliates’ directors, officers, employees, auditors, counsel or consultants shall have any liability resulting from the use of Confidential Information.

(c)    Notwithstanding Section 10.10(a), in the event that a Party intends to Transfer any Shares to a Third Party, and such Transfer does not violate and otherwise complies with the requirements set forth in Article XI, such Party may disclose Confidential Information concerning the Company and its Subsidiaries to the relevant Third Party, as long as (i) such Party informs all other Parties of all information disclosed to such Third Party and (ii) such Confidential Information is disclosed only after such Third Party has entered into a written confidentiality agreement with such Party containing terms no less restrictive to such Third Party than the provisions of this Section 10.10, and which confidentiality agreement shall expressly provide that the Company, each of its Subsidiaries and the other Parties are third-party beneficiaries thereunder.
(d)    Subject to Section 10.9, if any Party or any of their representatives is requested or required by applicable Law to disclose any Confidential Information of a Disclosing Party, the applicable Party shall (i) to the extent permissible by such applicable Law, provide the Disclosing Party with prompt written notice of such requirement, (ii) disclose only that information that such Person determines (with the advice of counsel) is required by such applicable Law to be disclosed and (iii) use commercially reasonable efforts to preserve the confidentiality of such Confidential Information, including by, at the Disclosing Party’s request, reasonably cooperating with the Disclosing Party to obtain, at the Disclosing Party’s sole expense, an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information.
(e)    For purposes of this Agreement, “Confidential Information” means all non-public information, whether written or oral (including information recorded or stored in a digital format on electronic, magnetic or optical media), that is identified in writing by the Party disclosing such information as a confidential disclosure or otherwise disclosed in a manner such that a reasonable person would understand its confidential nature, and which is furnished to a Party or any of their respective Affiliates, by or on behalf of another Party or any of their respective Affiliates, after the date of this Agreement, including (i) all written information generated by a Party, its Affiliates or their respective representatives to the extent containing confidential information furnished to such Person by another Party, its Affiliates or their respective representatives and (ii) this Agreement, any Transaction Document and the terms hereof and thereof, but excluding: (A) information which is or becomes publicly available other than as a result of a disclosure in violation of this Agreement or any Transaction Document, (B) information which was already known to the recipient prior to being furnished pursuant to this Agreement, (C) information which becomes available on a non-confidential basis from a source other than the disclosing party if such source was not subject to any prohibition against transmitting the information to the recipient and (D) information to the extent independently developed by a Party without violation of this Agreement or any Transaction Document.
ARTICLE XI

TRANSFERS OF SHARES
Section 11.1    Transfer Restrictions.

(a)    Except as permitted under Section 11.2, none of the Shareholders (or their Permitted Transferees) shall Transfer any of their Shares to any Person prior to the date that is the [***] ([***]) anniversary of the Closing (the period ending on such date, “Lock-Up Period”).
(b)    After expiration of the Lock-Up Period, each Shareholder and its Permitted Transferees may Transfer their Shares only as provided in, and subject to compliance with the remaining provisions of, this Article XI.
Section 11.2    Transfers to Permitted Transferees. Any Shareholder may at any time Transfer its Shares to any of its Permitted Transferees upon giving prior written notice to the other Shareholders and the Company, subject to compliance with Section 11.5 and as long as (a) such Permitted Transferee has obtained all permits, licenses, and Third Party consents as may be required to effect such Transfer, (b) such Permitted Transferee has certified to the Company, prior to the effectiveness of such Transfer, that it is not subject to receivership, bankruptcy, dissolution, liquidation, or any similar proceedings, and (c) such Transfer otherwise complies with applicable Law; provided that the Permitted Transferee shall be required to immediately Transfer its Shares back to such Shareholder or another Permitted Transferee of such Shareholder in the event that such Permitted Transferee ceases to be a Permitted Transferee of such Shareholder, and as a condition to any transaction whereby such Permitted Transferee ceases to be a Permitted Transferee of such Shareholder. Each Shareholder is, and will remain, obligated for, and will be deemed to have guaranteed, the performance by any Permitted Transferee of any and all of the obligations of such Permitted Transferee under this Agreement. Any Permitted Transferee who receives a Transfer of Shares pursuant to this Section 11.2 shall, and hereby undertakes to, exercise all voting rights in a manner consistent with the exercise of such rights by the Transferring Shareholder.
Section 11.3    Right of First Refusal.
(a)    If, at any time after the Lock-Up Period, a Shareholder (a “Transferring Shareholder”) receives a bona fide offer from any Third Party to purchase all or any portion of the Shares (the “Offered Shares”) owned by the Transferring Shareholder and the Transferring Shareholder desires to Transfer the Offered Shares, then the Transferring Shareholder must first make an offering of the Offered Shares to each other Shareholder (each such Shareholder, a “Remaining Shareholder”) in accordance with the provisions of this Section 11.3.
(b)    The Transferring Shareholder shall, within five (5) Business Days of receipt of the relevant offer from the applicable Third Party, give written notice (the “Transfer Notice”) to the Company and the Remaining Shareholders stating that it has received a bona fide offer from a Third Party and specifying: (i) the number of Offered Shares proposed to be Transferred; (ii) the identity of the Third Party Transferee or Transferees; (iii) the consideration offered and the other material terms and conditions of the Transfer; and (iv) the proposed date, time, and location of the closing of the Transfer, which shall not be less than sixty (60) days from the date of the Transfer Notice. The Transfer Notice shall constitute the Transferring Shareholder’s offer to Transfer the Offered Shares to the Remaining Shareholders, which offer shall be irrevocable until the end of the Transfer Notice Period.

(c)    By delivering the Transfer Notice, the Transferring Shareholder warrants, and shall confirm that it so warrants, to the Company and to each Remaining Shareholder that: (i) the Transferring Shareholder has full right, title, and interest in and to the Offered Shares; (ii) the Transferring Shareholder has all the necessary power and authority and has taken all necessary action to Transfer such Offered Shares as contemplated by this Section 11.3; and (iii) the Offered Shares are free and clear of any and all Liens other than as arising as a result of or under the terms of this Agreement.
(d)    Each Remaining Shareholder shall have fifteen (15) Business Days from receipt of the Transfer Notice (the “Transfer Notice Period”) to elect to (i) purchase all (and not less than all) of the Offered Shares by delivering a written notice (a “ROFR Notice”) to the Transferring Shareholder and the Company stating that it offers to purchase (whether directly or through an Affiliate) such Offered Shares on the terms specified in the Transfer Notice or (ii) to sell the Tag Shares pursuant to Section 11.4. Any ROFR Notice shall be binding on the Transferring Shareholder and such Remaining Shareholder upon delivery, and irrevocable by the applicable Remaining Shareholder. If more than one Remaining Shareholder delivers a ROFR Notice, each such Remaining Shareholder shall be allocated the number of Offered Shares equal to the product of (A) the total number of Offered Shares and (B) a fraction determined by dividing (x) the number of Shares owned by such Remaining Shareholder as of the date of the Transfer Notice, by (y) the total number of Shares owned by all of the Remaining Shareholders who deliver a ROFR Notice as of such date.
(e)    Each Remaining Shareholder that does not deliver a ROFR Notice during the Transfer Notice Period shall be deemed to have waived all of such Remaining Shareholder’s rights to purchase the Offered Shares under this Section 11.3.
(f)    If no Shareholder delivers a ROFR Notice in accordance with Section 11.3(d) or a Tag Notice in accordance with Section 11.4(a), the Transferring Shareholder may, during the 90-day period immediately following the date of the Transfer Notice (which period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain any required approvals or consents from Governmental Authorities), Transfer all (and not less than all) of the Offered Shares to the applicable Third Party Transferee on the same terms and conditions as those set forth in the Transfer Notice (subject to applicable deductions and withholdings under Law). If the Transferring Shareholder does not Transfer the Offered Shares within such period, or in the event of any changes to the terms and conditions of the proposed Transfer as described in the Transfer Notice, the rights provided under this Section 11.3 and Section 11.4 shall be deemed to be revived and the Offered Shares shall not be Transferred to any Third Party unless the Transferring Shareholder sends a new Transfer Notice in accordance with, and otherwise complies with, this Section 11.3 and Section 11.4.
(g)    In the event that a Remaining Shareholder delivers a ROFR Notice, each Shareholder shall take all actions as may be reasonably necessary to consummate the Transfer of Offered Shares to such Remaining Shareholder(s) as contemplated by this Section 11.3, including entering into agreements and delivering certificates and instruments and consents as necessary or reasonably appropriate in connection with such Transfer, within the timelines prescribed under this Section 11.3.

(h)    Notwithstanding anything specified in Section 11.3, a Transferring Shareholder shall not be permitted to Transfer any Shares to a Third Party under this Section 11.3 where (i) the Offered Shares constitute only a portion of the Shares held by the Transferring Shareholder in the Company; or (ii) the consideration for such Transfer includes non-cash consideration, unless a prior written consent of the Remaining Shareholders have been obtained by the Transferring Shareholder. In the event that the Transferring Shareholder has received consent from the Remaining Shareholders for Transfer of a portion of the Shares held by such Transferring Shareholder, then such Third Party Transferee and the Transferring Shareholder shall exercise their rights collectively as a single block of shareholders and be jointly and severally liable for their obligations under this Agreement.
Section 11.4    Tag Along Rights.
(a)    Upon receipt of a Transfer Notice in accordance with Section 11.3(b) above, any Remaining Shareholder may, within the Transfer Notice Period, elect to participate in the transaction upon which it is proposed that the Offered Shares be Transferred, by delivering a written notice (a “Tag Notice”) to the Transferring Shareholder and the Company stating that it is electing to Transfer the Tag Shares on the terms and conditions set forth in this Section 11.4. The offer of any Remaining Shareholder set forth in any Tag Notice shall be irrevocable and be considered a waiver of the rights of the Remaining Shareholder under Section 11.3 above, and, to the extent such offer is accepted, such Remaining Shareholder shall be bound and obligated to Transfer, on the terms and conditions set forth in this Section 11.4, such number of Shares (the “Tag Shares”) equal to the product of (i) the number of Shares held by such Remaining Shareholder and (ii) a fraction (A) the numerator of which is equal to the number of Offered Shares, and (B) the denominator of which is equal to the aggregate number of Shares held by the Transferring Shareholder.
(b)    Each Remaining Shareholder who does not deliver a Tag Notice during the Transfer Notice Period shall be deemed to have waived all of such Remaining Shareholder’s rights to participate in the relevant Transfer as provided in this Section 11.4.
(c)    Each Remaining Shareholder who delivers a Tag Notice shall receive the same consideration per Share (subject to applicable deductions and withholdings under Law) as the Transferring Shareholder. The Third Party Transferee shall be required to purchase the Tag Shares from the applicable Remaining Shareholders for such consideration (subject to applicable deductions and withholdings under Law), and the Transfer of such Tag Shares shall occur simultaneously with, and as a condition to, the transfer of Offered Shares as proposed to be Transferred pursuant to and on similar terms and conditions as those set forth in the Transfer Notice. If for any reason, the Third Party Transferee is unable to or refuses to acquire any Tag Shares, then the Transferring Shareholder shall not be entitled to Transfer any Offered Shares to such Third Party Transferee, unless it causes all the Tag Shares to be purchased for the same consideration per Share (subject to applicable deductions and withholdings under Law) and similar terms and conditions as those set forth in the Transfer Notice by another Person, simultaneously with and as a condition to the purchase of the relevant Offered Shares.

(d)    Each Remaining Shareholder who delivers a Tag Notice shall make or provide the same warranties, covenants, indemnities, and agreements as the Transferring Shareholder makes or provides in connection with the proposed Transfer (except that in the case of warranties, covenants, indemnities, and agreements pertaining specifically to the Transferring Shareholder, such Remaining Shareholder shall make the comparable warranties, covenants, indemnities, and agreements pertaining specifically to itself); provided that (i) all warranties, covenants, and indemnities shall be made by the Transferring Shareholder and each such Remaining Shareholder severally and not jointly and any indemnification obligation in respect of breaches thereof shall be pro rata based on the consideration received by such Shareholders in the proposed Transfer, and in each case in an amount not to exceed the aggregate proceeds received by such Shareholders in connection with such Transfer and (ii) the Remaining Shareholders shall not be required to agree to any restrictive business covenant (including any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party) other than a release in customary form of claims arising solely in such Remaining Shareholder’s capacity as a shareholder of the Company.
(e)    In the event that a Remaining Shareholder delivers a Tag Notice, each Shareholder shall take all actions as may be reasonably necessary to consummate the Transfer of Offered Shares and Tag Shares to the applicable Third Party Transferee as contemplated by this Section 11.4, including entering into agreements and delivering certificates and instruments and consents as necessary or reasonably appropriate in connection with such Transfer.
Section 11.5    Transfers in General.
(a)    Notwithstanding anything else contained herein, no Shareholder may Transfer any Shares unless, in addition to the other requirements set forth herein, such Transferee executes, simultaneously with or prior to such Transfer, a Deed of Adherence and thereby becomes a Party to this Agreement and assumes all the rights and obligations of the Transferor as a Shareholder hereunder and under the relevant Organizational Documents, and any other certificates, agreements, instruments, and documents as may be required to effect such Transfer.
(b)    Any purported Transfer of Shares that does not strictly comply with the provisions of this Article XI will be null and void ab initio, and the Company shall not record, register or recognize any such Transfer.
(c)    No Shareholder shall permit any direct or indirect Lien on the Shares held by it in the Company without the prior written consent of the other Shareholders. Where a consent is given by the other Shareholders to such Lien (i) any foreclosure of, or exercise of other secured party’s remedies with respect to, such Lien, and any subsequent Transfer of all or any portion of such Shares as a result thereof shall be considered a Transfer that is subject to this Article XI, and (ii) the Parties shall procure that the underlying pledge agreement, security interest or other instrument memorializing such Lien shall state and acknowledge the provisions and restrictions set forth in sub-clause (i) above.
(d)    The Parties agree that the Transfer restrictions in this Article XI shall not be capable of being avoided by the holding of Shares through a Person (including any company) that can itself be Transferred in order to dispose of an interest in Shares free of such restrictions.

For the avoidance of doubt, the restrictions on indirect Transfers of Shares set forth in this Article XI shall not apply in the event of a Change in Control of a Shareholder, in which case, the relevant provisions of Section 12.1 and Section 12.3 shall apply.
Section 11.6    Reliance-Sanmina Buy-Sell Right: Offer to Purchase is Offer to Sell, and Offer to Sell is Offer to Purchase
(a)    The buy-sell rights provided under this Section 11.6 shall be exercisable only during a Buy-Sell Period.
(b)    During such time as the buy-sell rights hereunder are exercisable, either Reliance, on the one hand, or Sanmina, on the other hand (either, the “Offeror”), shall have the right to serve upon the other (the “Offeree”) a notice in writing (the “Buy-Sell Notice”) containing an offer either (i) to purchase all, and not less than all, of the Shares owned by the Offeree for a purchase price set forth therein calculated on a per share basis (a “Buy Offer”), or (ii) to sell all, and not less than all, of the Shares owned by the Offeror for a purchase price set forth therein calculated on a per share basis (a “Sell Offer”), in each case which such purchase price shall be due and payable in full at the closing of the transactions contemplated thereby (the Buy Offer and the Sell Offer together being referred to as a “Buy-Sell Offer”). Any such Buy Offer shall automatically be deemed to be a simultaneous offer to allow the Offeree to require the Offeror to sell its shares to the Offeree upon the same terms and conditions as those contained in such Buy Offer. Any such Sell Offer shall automatically be deemed to be a simultaneous offer to allow the Offeree to require the Offeror to purchase the Offeree’s shares upon the same terms and conditions as those contained in such Sell Offer. Such mutual Buy-Sell Offer shall be irrevocable for a period of sixty (60) days, and the Offeree may, on or before the sixtieth (60th) day after the date of delivery of such Buy-Sell Offer, accept either the offer to sell or the offer to purchase, but not both, and, upon acceptance, the Offeror shall be required to sell or to purchase, as the case may be, on the terms and conditions of such offer. If the Offeree fails within said sixty (60) day period to accept any offer made under a Buy-Sell Offer, then the rights hereunder of the Offeree with respect to such Buy-Sell Offer shall automatically expire and be of no further force and effect; thereafter, the Offeror shall have the right (exercisable by written notice to the Offeree), on or before the fifteenth (15th) day after the expiration of said sixty (60) day period, (x) where a Buy Offer was delivered to purchase the Shares owned by the Offeree upon the terms and subject to the conditions specified in the original offer, and, if the Offeror exercises such right, the Offeree shall be required to sell their Shares, and (y) where a Sell Offer was delivered to sell the Shares owned by the Offeror upon the terms and subject to the conditions specified in the original offer, and, if the Offeror exercises such right, the Offeree shall be required to purchase the Shares owned by the Offeror, in each case pursuant to the terms and conditions of such offer. If the Offeror fails to exercise its right to purchase or sell within the time specified, then the rights of all of the parties hereunder with respect to such Buy-Sell Offer shall expire. The closing of such purchase and sale shall be held at the time and place and on the date specified by the purchasing Shareholder by written notice to the other, which date shall be on or before the ninetieth (90th) day after the date of the offer to purchase or sell. Payment of the purchase price shall be made by wire transfer of immediately available funds (subject to applicable deductions and withholdings under Law). Each Shareholder shall bear its own legal and other closing costs and expenses. The Shareholders shall execute and deliver such agreements as may be reasonably requested by the purchasing Shareholder in order to vest in it good and marketable title to the Shares so acquired, free and clear of all Liens.
(c)    Neither Shareholder shall be entitled to make a Buy-Sell Offer under this Section 11.6 during the pendency of the exercise of the right of first refusal under Section 11.3.
(d)    The closing of the sale and purchase of the Shares pursuant to the transactions contemplated by this Section 11.6 (such Shares being the “Buy-Sell Shares”) shall occur no later than five (5) Business Days after all required approvals from Governmental Authorities in connection with such purchase and sale of Buy-Sell Shares shall have been obtained. The purchase and sale of the Buy-Sell Shares will be effected on the following terms: (A) the Buy-Sell Shares will be sold free from all Liens and Third Party rights, together with all rights of any nature attaching to them, including all rights to any dividends or other distributions declared, paid, or made after the date of the Buy-Sell Notice; (B) the selling Party shall deliver to the other Party duly executed transfer(s) in favor of such other Party or as it may direct, together with, if appropriate, any certificate(s) for the Buy-Sell Shares and a certified copy of any authority under which such transfer(s) is(are) executed; (C) against delivery of the transfer(s), the other Party shall pay the consideration for the Buy-Sell Shares to the selling Party in immediately available funds for value on the date of the applicable closing (subject to applicable deductions and withholdings under Law); (D) the Company shall, and the Shareholders shall take all required action to cause the Company to, register the relevant transfer or transfers in the name of the other Party or as it may direct; (E) the selling Party shall do all such other things and execute all other documents (including any deed) as the other party may reasonably request to give effect to the sale and purchase of the Buy-Sell Shares; and (F) if requested by the other Party, the selling Party shall ensure that all the Directors and Officers appointed by it resign and release any claims such Director or Officer may have against the Company or the other Party, and their respective Affiliates, in relation to the cessation of office as a Director or Officer or otherwise.
Section 11.7    To the extent that the other Party fails or refuses to complete the Transfer of the Buy-Sell Shares from the selling Party pursuant to Section 11.6, the Company shall have all power to do so (and any actions taken by the Company for purposes of Section 11.6 shall not require the participation or affirmative vote of the other Party or any of the Directors designated by it).
ARTICLE XII

TERMINATION; BREACHES; CALL OPTION.
Section 12.1    Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated as follows:
(a)    at any time by mutual written consent of the Shareholders;
(b)    automatically if Closing has not taken place in accordance with the terms of the SSPA;

(c)    automatically with respect to any Shareholder that, in accordance with this Agreement or as otherwise agreed in writing by all other Shareholders, ceases to hold any Shares;
(d)    automatically where only one Shareholder (together with its Permitted Transferees) holds all Shares;
(e)    by any Shareholder by delivery of notice to the Company and the other Shareholders, if (i) the Company files, or consents (or fails to dispute within timelines prescribed under Law) to the filing against it of, a petition for relief under any bankruptcy or insolvency Laws, makes an assignment for the benefit of creditors, enters into an arrangement or compromise with its creditors in terms of Chapter XV of the Companies Act or any corresponding Law overseas applicable to a Person or consents to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or other official with similar powers over a substantial part of its property or (ii) a court having jurisdiction over the Company or any of the property of the Company enters a decree or order for relief in respect thereof in an involuntary case under any insolvency Laws (including initiation of a corporate insolvency resolution process), appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator, or official with similar powers over a substantial part of the property of the Company, or orders the winding-up, liquidation, or rehabilitation of the affairs of the Company, and such order or decree continues in effect for a period of thirty (30) consecutive days;
(f)    by any Shareholder by delivery of notice to the Company and the other Shareholders at any time following the dissolution of the Company or the sale or other disposition of all or substantially all of the Company’s assets;
(g)    automatically upon the consummation of any public offering, and listing thereof on any internationally recognized securities exchange, of any Shares by the Company;
(h)    by Reliance by delivery of notice to the Company and the other Shareholders:
(i)    at any time following a Fundamental Breach by Sanmina, in any such case, which is continuing and not cured within forty five (45) days after Reliance provides written notice thereof to Sanmina; or
(ii)    if (A) Sanmina files, or consents to the filing against it of, a petition for relief under any bankruptcy or insolvency Laws, makes an assignment for the benefit of creditors, or consents to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or other official with similar powers over a substantial part of its property, or (B) a court having jurisdiction over Sanmina or any of the property of Sanmina enters a decree or order for relief in respect thereof in an involuntary case under any bankruptcy or insolvency Laws, appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator, or official with similar powers over a substantial part of the property of

Sanmina, or orders the winding-up, liquidation, or rehabilitation of the affairs of Sanmina, and such order or decree continues in effect for a period of sixty (60) consecutive days; or
(iii)    at any time following a Change in Control of Sanmina Corp, but only where the Unaffiliated Person is a citizen or resident of India or is otherwise an Indian Person; and
(i)    by Sanmina by delivery of notice to the Company and the other Shareholders:
(i)    at any time following a Fundamental Breach by Reliance which is continuing and not cured within forty five (45) days after Sanmina provides written notice thereof to Reliance; or
(ii)    if (A) Reliance files, or consents to the filing against it of, a petition for relief under any bankruptcy or insolvency Laws, makes an assignment for the benefit of creditors, or consents to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or other official with similar powers over a substantial part of its property, or (B) a court having jurisdiction over Reliance or any of the property of Reliance enters a decree or order for relief in respect thereof in an involuntary case under any bankruptcy or insolvency Laws, appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator, or official with similar powers over a substantial part of the property of Reliance, or orders the winding-up, liquidation, or rehabilitation of the affairs of Reliance, and such order or decree continues in effect for a period of sixty (60) consecutive days.
Section 12.2    Effect of Termination. Upon termination in accordance with Section 12.1, this Agreement shall be immediately terminated and shall have no further force or effect upon any of the Parties (or the applicable Party with respect to which this Agreement is terminated, as the case may be); provided that (a) no such termination shall relieve any Party from any liability for obligations incurred under this Agreement prior to such termination (including for any breach by such Party prior to such termination), (b) the provisions of Section 10.9 (Disclosure), Section 10.10 (Confidentiality), Section 12.1 (Termination), this Section 12.2 (Effect of Termination), Article XIII (Indemnification and Limits on Liability), Article XIV (Arbitration), and Article XV (Miscellaneous), together with any related definitions set forth in Article I and interpretation provisions in Section 1.2, shall survive such termination, (c) to the extent that the Call Option shall have been exercised pursuant to Section 12.3, the provisions thereof shall continue to be in force until the closing of the purchase and sale of the Offered Shares in connection therewith, and (d) to the extent that both Reliance and Sanmina continue to hold Shares following such termination, the provisions of Article XI (Transfers of Shares), together with any related definitions set forth in Article I and interpretation provisions in Section 1.2, shall survive such termination. Nothing in this Article XII shall affect the right of a Calling Shareholder to claim damages or other compensation under Law for any breach of this

Agreement by the Exiting Shareholder or, where appropriate, to seek an immediate remedy of an injunction, specific performance, or similar court order to enforce the Exiting Shareholder’s obligations. Notwithstanding the foregoing, in the event of a Party terminating this Agreement for reasons other than as set forth in Section 12.1(h) and Section 12.1(i), the non-breaching Party shall not have any right to seek indemnification pursuant to Article XIII if such Party has exercised its Call Option pursuant to Section 12.3.
Section 12.3    Call Option.
(a)    Upon the occurrence of any event upon which Reliance would have the right to terminate this Agreement pursuant to Section 12.1(h) or upon which Sanmina would have the right to terminate this Agreement pursuant to Section 12.1(i), such Party with the right to terminate this Agreement (the “Calling Shareholder”) shall have the right (such right, the “Call Option”) to, in addition to or as an alternative to terminating this Agreement, at the sole discretion of the Calling Shareholder, purchase all (but not less than all) of the Shares held at such time by the other Shareholder(s) against whom such termination right is exercisable (such Shares, the “Callable Shares” and any such other Shareholder, an “Exiting Shareholder”), at a price per Share equal to, subject to applicable Law, the Fair Market Value of such Shares (other than in the event of a Call Option pursuant to Sections Section 12.1(h)(i) or Section 12.1(i)(i), as the case may be, in which case the Call Price shall be [***] ([***]%) of Fair Market Value) (the “Call Price”).
(b)    The Calling Shareholder wishing to exercise the Call Option pursuant to this Section 12.3 shall provide written notice to the Company and the Exiting Shareholder indicating such exercise (a “Call Option Notice”) no later than (i) thirty (30) Business Days following the expiration of the time period referenced in Section 12.1(h)(i), Section 12.1(h)(ii), Section 12.1(i)(i) or Section 12.1(i)(ii), as the case may be where the Fundamental Breach remains undisputed by the Exiting Shareholder, or (ii) where the Fundamental Breach is disputed by the Exiting Shareholder then no later than thirty (30) Business Days of such Fundamental Breach being determined by the arbitration tribunal under Article XIV to have occurred with respect to the Exiting Shareholder. Any such exercise of the Call Option shall be, following delivery of the Call Option Notice, binding on both the Calling Shareholder and the Exiting Shareholder, and shall be an irrevocable offer by the Calling Shareholder to purchase the Callable Shares at the Call Price. Following exercise of the Call Option, (A) the Exiting Shareholder shall be required to sell, and the Calling Shareholder shall be required to purchase, the Callable Shares at a price equal to the Call Price, in accordance with Section 12.3(d) and (B) the Exiting Shareholder shall not be permitted to Transfer any Shares pursuant to Article XI.
(c)    The Fair Market Value of the Callable Shares and the resulting Call Price shall be determined in accordance with the definition of “Fair Market Value,” and in any event no later than sixty (60) Business Days following delivery of the Call Option Notice.
(d)    The closing of the sale and purchase of the Callable Shares pursuant to the exercise of the Call Option shall occur no later than the later of (i) the thirtieth (30th) day after the date of determination of the Call Price pursuant to Section 12.3(c) and (ii) five (5) Business Days after all required approvals from Governmental Authorities in connection with such purchase and sale of Shares shall have been obtained. The purchase and sale of the Callable Shares will be effected on the following terms: (A) the Callable Shares will be sold free from all

Liens and Third Party rights, together with all rights of any nature attaching to them, including all rights to any dividends or other distributions declared, paid, or made after the date of the Call Option Notice; (B) the Exiting Shareholder shall deliver to the Calling Shareholder duly executed transfer(s) in favor of such Calling Shareholder or as it may direct, together with, if appropriate, any certificate(s) for the Callable Shares and a certified copy of any authority under which such transfer(s) is(are) executed; (C) against delivery of the transfer(s), the Calling Shareholder shall pay the consideration for the Callable Shares to the Exiting Shareholder in immediately available funds for value on the date of the applicable closing (subject to applicable deductions and withholdings under Law); (D) the Company shall, and the Shareholders shall take all required action to cause the Company to, register the relevant transfer or transfers in the name of the Calling Shareholder or as it may direct; (E) the Exiting Shareholder shall do all such other things and execute all other documents (including any deed) as the Calling Shareholder may reasonably request to give effect to the sale and purchase of the Callable Shares; and (F) if requested by the Calling Shareholder, the Exiting Shareholder shall ensure that all the Directors and Officers appointed by the Exiting Shareholder resign and release any claims such Director or Officer may have against the Company or the Calling Shareholder, and their respective Affiliates, in relation to the cessation of office as a Director or Officer or otherwise.
(e)    To the extent that the Exiting Shareholder fails or refuses to Transfer the Callable Shares to the Calling Shareholder pursuant to Section 12.3, the Company shall have all power to do so (and any actions taken by the Company for purposes of this Section 12.3 shall not require the participation or affirmative vote of the Exiting Shareholder or any of the Directors designated by it).
ARTICLE XIII

INDEMNIFICATION AND LIMITS ON LIABILITY
Section 13.1    Indemnification.
(a)    To the fullest extent permitted by Law, the Company shall indemnify, defend, and hold harmless (i) each Shareholder (in its capacity as a Shareholder or service provider or in any other capacity) and its Affiliates, and (ii) the stockholders, members, managers, directors, officers, partners, employees, and agents of such Shareholder or its Affiliates, including members of the Board designated by each Shareholder (each of the foregoing in clauses (i) or (ii), a “Company Indemnitee”) from and against, and shall reimburse each Company Indemnitee for, any and all Losses that at any time are imposed on, incurred or suffered by or asserted against such Company Indemnitee arising out of, relating to, or in connection with, a breach by the Company of this Agreement; provided that such Company Indemnitee will not be entitled to indemnification under this Section 13.1(a) to the extent (A) any such Losses relate to, arise out of, or are incurred in connection with any act or omission of the Company prior to Closing (B) the Company Indemnitee is required to provide an indemnity for such Losses pursuant to any other Transaction Document or Section 11.6(d) of this Agreement, or (C) such Losses arise out of such Company Indemnitee’s fraud or willful misconduct, to the extent such fraud or willful misconduct is determined by a final and binding judgment of an arbitral tribunal duly constituted in accordance with Article XIV; provided, further, that such Company Indemnitee will not be entitled to indemnification under this Section 13.1(a) unless such Company Indemnitee agrees in writing that any and all disputes, claims or controversies arising out of, relating to, or in connection with, such Company Indemnitee’s claim for indemnification under this Agreement, except as may be set forth in any other Transaction Document, will be exclusively and finally determined by arbitration conducted in accordance with Article XIV, as if such Company Indemnitee were a Party. Any indemnification pursuant to this Section 13.1(a) will be made only out of the assets of the Company and no Shareholders or any other Company Indemnitee will have any personal liability on account of such indemnification.
(b)    Each Shareholder shall indemnify and hold harmless the Company and each other Shareholder from and against any and all Losses which arise out of, relate to, or result from such Shareholders’ failure to comply with the provisions of Section 10.4(a), Section 10.4(b) and Section 10.4(f) or Anti-Corruption Laws.
Section 13.2    Indemnification Procedures Generally.
(a)    If a Company Indemnitee desires to make a claim for indemnification under Section 13.1(a) (an “Indemnification Claim”), then such Company Indemnitee shall notify the Company (any such notice, an “Indemnification Notice”) with reasonable promptness after discovering any claim, action, event, matter or fact giving rise to any such Indemnification Claim; provided that no failure to timely notify the Company will relieve the Company from its indemnification obligations pursuant to Section 13.1 unless and to the extent the Company has been materially prejudiced by such failure. The Indemnification Notice shall describe the claim, event, matter or fact giving rise to the Indemnification Claim, including the nature and basis thereof, and the amount of the Indemnification Claim, in each case, to the extent known or reasonably estimated (the “Indemnification Claim Amount”).
(b)    If the Company disputes its liability to a Company Indemnitee with respect to an Indemnification Claim, then the Company shall deliver to the Company Indemnitee a notice stating in reasonable detail the basis for such dispute (such notice, an “Indemnification Dispute Notice”) within thirty (30) days after receiving the related Indemnification Notice. If the Company delivers an Indemnification Dispute Notice to a Company Indemnitee, then the Company and the Company Indemnitee shall negotiate in good faith for a period of ten (10) Business Days to resolve such dispute, and if such dispute is not resolved during such period, then either the Company or the Company Indemnitee may submit such dispute to arbitration pursuant to Article XIV.
(c)    An Indemnification Claim set forth in an Indemnification Notice will be conclusively deemed to be a liability of the Company (such an Indemnification Claim, an “Indemnified Claim”) if (i) the Company Indemnitee has provided the Company an Indemnification Notice as required in Section 13.2(a), and (ii) (A) the Company does not timely deliver an Indemnification Dispute Notice or (B) the liability of the Company in respect of such Indemnification Claim is resolved by agreement of the Company and the Company Indemnitee or by the arbitration pursuant to Article XIV.
(d)    The Company shall pay the Indemnification Claim Amount related to any Indemnified Claim to (i) the Company Indemnitee, or (ii) any Affiliate or other Person designated by the Company Indemnitee, in each case ((i) and (ii)): (A) on demand; or (B) if any portion of the Indemnification Claim Amount is estimated or unknown, on the date when such portion of the Indemnification Claim Amount becomes finally determined.
(e)    If the Company or a Company Indemnitee is required to obtain any approval from any Governmental Authority as a condition to the Company’s paying all or any portion of an Indemnification Claim Amount to such Company Indemnitee (or any Affiliate or other Person designated by such Company Indemnitee), then each Party shall, upon request of such Company Indemnitee, cooperate to obtain such approval in accordance with the provisions of Section 15.9.
(f)    The Parties shall, and shall cause the applicable Company Indemnitee to, use commercially reasonable efforts to utilize any applicable insurance coverage applicable to any Losses indemnified under this Article XIII, including under any available policy of insurance subscribed by the Company for the benefit of such Company Indemnitee. To the extent that the Company has paid to a Company Indemnitee an amount under this Article XIII to cover a Loss that is subsequently compensated to such Company Indemnitee by an insurer, such Company Indemnitee shall reimburse the Company for such double recovery.
(g)    In the event that the Company or a Shareholder desires to make a claim for indemnification against a Shareholder under Section 13.1(b), then the provisions of Section 13.2(a) through Section 13.2(f) shall apply mutatis mutandis with respect to the making of such claim and the processes and procedures applicable thereto.
Section 13.3    Third-Party Claims.
(a)    The Company shall be entitled to (i) participate in or assume the defense of any Indemnification Claim (other than those which relate to or arise from proceedings of a criminal nature and/or which involve a prayer for injunctive relief) that is a Third-Party Claim, with counsel reasonably satisfactory to the Company Indemnitee, and (ii) settle or compromise such Third-Party Claim in its sole discretion and without the consent of any Company Indemnitee; provided that such settlement or judgment (A) does not involve any injunctive relief or finding or admission of any violation of Law or admission of any wrongdoing by the Company Indemnitee or otherwise adversely affect the reputation of the Company Indemnitee, (B) requires that the Company be responsible for payment of all amounts in such settlement or judgment, (C) does not encumber any of the assets of any Company Indemnitee or agree to any restriction or condition that would apply to or adversely affect any Company Indemnitee or the conduct of any Company Indemnitee’s business, and (D) provides for a complete and unconditional release of any Company Indemnitee affected or potentially affected by such Third-Party Claim.
(b)    After notice to the Company Indemnitee of the Company’s election to assume the defense of a Third-Party Claim, the Company shall not be liable to the Company Indemnitee under this Article XIII for any legal or other expenses subsequently incurred by the Company Indemnitee in connection with the defense of such Indemnified Claim; provided that the Company Indemnitee shall have the right to employ its own counsel to represent the

Company Indemnitee if it desires to be represented by separate counsel, and in such event the fees and expenses of such separate counsel shall be paid by the Company Indemnitee.
(c)    If the Company does not elect to assume the defense of such Indemnified Claim, then the Company Indemnitee shall act in accordance with its good faith business judgment with respect to such Indemnified Claim, but shall not settle or compromise any such Indemnified Claim if such settlement or judgment would be reasonably expected to materially prejudice the Company, provided that an obligation to indemnify the Company Indemnitee pursuant to this Article XIII shall not be deemed to materially prejudice the Company.
Section 13.4    Non-Exclusive Remedy. The provisions regarding indemnification set forth in this Article XIII shall not be exclusive of and shall be without prejudice to any other rights to which any Company Indemnitee may be entitled under any Law, this Agreement, any other agreement, any policy of insurance, or with respect to the provisions of Section 13.1(b), the Company or any Shareholder. The provisions regarding indemnification set forth in this Article XIII shall continue as to a Company Indemnitee who has ceased to be a named Company Indemnitee, and with respect to the provisions of Section 13.1(b) any Shareholder who ceases to be such and, in any such case shall inure to the benefit of the heirs, executors, administrators, successors, and permitted assigns of such Person.
Section 13.5    Limits on Liability. No Shareholder shall be entitled to recover from any other Shareholder, and the Company shall not be entitled to recover from any Shareholder, for any incidental, special or punitive damages arising out of, relating to, or in connection with, this Agreement, the Company, or the Company’s assets, business, or affairs. In no event may a Party to a Transaction Document seek to recover any Losses against another Party to such Transaction Document to the extent the same Loss or Losses arising out of, or otherwise based on, the same set of facts have already been recovered by such Party under any other Transaction Document or are otherwise the subject of an existing claim or proceeding under such other Transaction Document.
Section 13.6    No Recourse. Notwithstanding anything else to the contrary in this Agreement or any other Transaction Document, and except (x) to the extent determined by final and non-appealable judgment of a court of competent jurisdiction that a Covered Person has made a Proscribed Payment or taken actions constituting common law fraud or (y) for any rights of the Company under any employment agreement with any Covered Person or a seconded employee of a Covered Person:
(a)    No claim may be made by any Party or any other Person, and no Party or any of its Affiliates shall have any recourse under any property, right or interest of any Covered Person, in each case under or in connection with this Agreement or any certificate or document delivered in connection with this Agreement against any Covered Person (i) for the performance of any obligations in connection with this Agreement or with any certificate or document delivered in connection with this Agreement (regardless of whether any such Covered Person has or will have executed this Agreement or any such certificate or document), (ii) under any Law, or (iii) by the enforcement of any assessment or penalty or by legal or equitable proceeding or otherwise.

(b)    The obligations of each Party arising from or in connection with any performance under this Agreement or any certificates or documents delivered in connection with this Agreement are solely the obligations of such Party, and no personal liability whatsoever (of any type or nature) will attach to, or be incurred by, any Covered Person because of the incurrence by any Party of any obligations set forth in this Agreement or in any certificate or document delivered in connection with this Agreement or by reason thereof, and any personal liability in respect of any such obligations of any type or nature, and any and all claims for any such liability against any such Covered Person, whether arising in common law or equity or created by Law, are expressly released and waived by all Parties as a condition of, and as part of the consideration for, the execution and delivery of this Agreement by the Parties.
Section 13.7    Third Party Beneficiaries. Each Company Indemnitee, in relation to Section 13.1, and each Covered Person, in relation to Section 13.6, is intended by the Parties to be a third party beneficiary under this Agreement and, to the extent permitted by Law, each such Covered Person and Company Indemnitee has the right to enforce directly the terms of such respective Sections. If any Covered Person or Company Indemnitee that is not a Shareholder is prohibited by Law from enforcing directly the terms of Section 13.1 or Section 13.6, as applicable, then the applicable Shareholder shall be entitled to enforce directly the terms of such Sections on behalf of such Shareholder’s Company Indemnitee or Covered Person, as applicable.
ARTICLE XIV

ARBITRATION
Section 14.1    Arbitration of Disputes. Subject to Section 14.2, except for matters covered by Article VIII and except as expressly set forth in any other Transaction Document, any and all disputes, claims or controversies arising out of, relating to, or in connection with, this Agreement, including the determination of the scope or applicability of this agreement to arbitrate, shall be exclusively and finally resolved by arbitration conducted in accordance with the LCIA Rules, except as modified by this Agreement. Section 10.10 shall apply to any such arbitration.
Section 14.2    Interim Relief. Notwithstanding Section 14.1, any Party has the right to seek interim relief necessary to preserve such Party’s rights, including pre-arbitration attachments or injunctions, in any court of competent jurisdiction, including those jurisdictions in Section 14.9.
Section 14.3    Available Relief. Any arbitral tribunal constituted pursuant to this Agreement shall have the power, as if it were a court of competent jurisdiction operating under the Laws of England and Wales, to order any remedy available to such court, including injunctive relief, declaratory relief, and other forms of equitable relief, including relief directing a Shareholder to vote its Shares in a particular manner.
Section 14.4    Seat and Language. The seat of the arbitration shall be London, England and the arbitration shall be conducted in English.
Section 14.5    Number of Arbitrators. The arbitration shall be conducted by three (3) arbitrators. Each of Reliance and Sanmina shall nominate one (1) of the three (3) arbitrators, and such nominees shall together nominate the third (3rd) arbitrator. If either Reliance or Sanmina fails to nominate an arbitrator within thirty (30) days of receiving written notice of the nomination of an arbitrator by the other party, such arbitrator shall be appointed by the LCIA. If the two (2) arbitrators to be appointed by the Reliance and Sanmina fail to agree upon a third (3rd) arbitrator within thirty (30) days of the nomination of the second (2nd) arbitrator, the third (3rd) arbitrator shall be appointed by the LCIA.
Section 14.6    Binding. The arbitration award shall be final and binding on the Parties and not subject to any appeal on points of Law, fact or otherwise.
Section 14.7    Consolidation. The arbitral tribunal constituted under this Agreement may consolidate the arbitration proceeding with any other arbitration proceeding arising out of or in connection with a Transaction Document (except if such Transaction Document provides that any disputes, claims or controversies thereunder shall be resolved in accordance with procedures different than those set forth in this Article XIV), if it determines that (a) there are issues of fact or Law common to the proceedings such that a consolidated proceeding would be more efficient than multiple separate proceedings, and (b) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings by different arbitral tribunals regarding the issue of whether multiple proceedings should be consolidated, the ruling of the arbitral tribunal first constituted shall control.
Section 14.8    Exclusion of Arbitration Act, 1996. The Parties expressly exclude the applicability of Part I of the (Indian) Arbitration and Conciliation Act, 1996 (except Section 9 of such act, which Section will apply subject to Section 14.1) to any arbitration conducted pursuant to this Article XIV.
Section 14.9    Jurisdiction; Service.
(a)    The Parties submit to the exclusive jurisdiction in the courts of England and Wales for the limited purpose of enforcing the agreement to arbitrate set forth in this Article XIV. For the avoidance of doubt, no Party shall approach any court in any jurisdiction to challenge whether the Parties may arbitrate any dispute, claim or controversy arising out of, relating to, or in connection with, this Agreement.
(b)    Each Party seeking (i) interim relief pursuant to Section 14.2 or (ii) to enter or enforce any award, judgment or order of an arbitral tribunal, may do so in (A) the Supreme Court of the State of New York, in and for New York County, and the United States District Court for the Southern District of New York, and appellate courts from any of the preceding courts, (B) the competent courts of England and Wales, or (C) the competent courts of the Republic of India located in New Delhi or Mumbai. Notwithstanding the foregoing, judgment on any award may be entered by any court having jurisdiction thereof over a Party or its assets.
(c)    Each Party waives any objection to the exercise of jurisdiction by any of the courts referred to in Section 14.9(a) or Section 14.9(b) and to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.

(d)    Each Party agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address referred to in Section 15.1 or at such other address as the Parties shall have been notified pursuant to Section 15.1, and agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by Law.
(e)    EACH PARTY, TO THE EXTENT PERMITTED BY LAW, (I) WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY ACTION FOR THE ENTRY AND ENFORCEMENT OF ANY ARBITRAL AWARD GRANTED PURSUANT TO THIS AGREEMENT, AND (II) AGREES NOT TO OPPOSE, CHALLENGE, OR APPEAL, AND TO WAIVE ANY AND ALL RIGHTS SUCH PARTY MAY HAVE WITH RESPECT TO OPPOSING, CHALLENGING, OR APPEALING, ANY ARBITRAL AWARD GRANTED PURSUANT TO THIS AGREEMENT OR THE ENTRY AND ENFORCEMENT OF SUCH AWARD IN ANY COURT.
Section 14.10    Remedies. The Parties agree that (a) any breach of this Agreement by any Party may result in immeasurable and irreparable harm to the other Parties, (b) monetary damages may be an inadequate remedy for such breach, and (c) in addition to any other rights or remedies that such other Parties may have, such other Parties shall be entitled to (i) interim relief in any court of competent jurisdiction pursuant to Section 14.2, (ii) equitable relief, including specific performance, from an arbitral tribunal pursuant to Section 14.3, and (iii) enter or enforce any award, judgment or order of an arbitral tribunal pursuant to Section 14.9(b), in addition to any and all other legal or equitable remedies available to them. Each Party agrees (A) not to oppose the granting of any such relief on the grounds that monetary damages would be an adequate remedy, and (B) to waive any requirement for the posting of any bond in connection with such relief.
ARTICLE XV

MISCELLANEOUS
Section 15.1    Notices. All notices, requests, claims, demands, or other communications under this Agreement to a Party shall be in writing and shall be deemed to have been duly delivered or given, as the case may be, (a) on the Business Day sent, when delivered by hand, facsimile transmission (with confirmation) or electronic mail (with reasonable evidence of transmission) during normal business hours, or (b) on the third (3rd) Business Day following the Business Day of sending, if delivered by internationally recognized express courier, in each case, to such Party at its address (or number) set forth in Schedule 2 or such other address (or number) as the Party may specify by notice to the other Parties in writing in the manner set forth in Schedule 2. Copies of all notices provided by (A) the Company to any Shareholder and (B) any Shareholder to the Company shall be provided concurrently to each other Shareholder (but for the avoidance of doubt such copy shall not constitute notice itself).
Section 15.2    Inconsistency. If the provisions of this Agreement are inconsistent with the provisions of the Organizational Documents, then the Parties shall cause the Organizational Documents to be amended to conform to the provisions of this Agreement, which shall control as among the Parties. Each Shareholder acknowledges that it is bound by, and agrees to comply with, the terms of the Organizational Documents, as amended in accordance with this Agreement.
Section 15.3    Costs and Expenses. Each Party shall bear all costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated by this Agreement, except as otherwise expressly provided herein.
Section 15.4    Assignment. This Agreement (and the rights and obligations hereunder) shall not be assignable or otherwise Transferable by any Party, other than to a Transferee in connection with a Transfer of Shares that complies with the applicable provisions of Article XI, without the prior written consent of the other Parties, and any purported assignment or other Transfer without such consent shall be null and void ab initio; provided that any Shareholder shall have the right to Transfer to any Person its right to exercise the right to purchase under the Buy-Sell Offer pursuant to Section 11.6 or the Call Option pursuant to Section 12.3 without the prior written consent of the other Parties, so long as (a) the Party effecting such Transfer remains obligated to pay the purchase price for such Shares if the Transferee fails to do so when required, and (b) such Transfer does not materially adversely affect the non-Transferring Party, including by delaying, or imposing material additional conditions to, completion of the purchase under the Buy-Sell Offer or the Call Option, as the case may be. This Agreement shall inure to the benefit of and be binding upon each Party and each Party’s successors, heirs, permitted assigns, and legal representatives.
Section 15.5    Effect of Waiver or Consent. A failure or delay in exercising any right in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right will not be presumed to preclude any subsequent or further exercise of that right or the exercise of any other right. Any modification or waiver of any provision of this Agreement will not be effective unless made in writing. Any such waiver shall be effective only in the specific instance and for the purpose given. Any waiver shall not create any right of a Party benefiting from such waiver to receive any similar (or any other) waiver in the future, and shall not create any right of any other Party to receive a waiver, whether in a similar circumstance or in any other circumstance, and whether or not the waiver sought by such Party is similar to a waiver obtained by any other Party.
Section 15.6    Amendment. Any provision of this Agreement may only be amended through the execution and delivery of a written instrument by all the Parties; provided that the Company shall enter into any amendment to this Agreement approved by all the Shareholders.
Section 15.7    Authority. Nothing in this Agreement is or shall be deemed to (a) make any Party or any employee of such Party the agent, employee, or partner of any other Party, or (b) provide any Party or any employee of such Party with the authority to act on behalf of any other Party or to bind any other Party to any contract, agreement or other similar legally binding obligation, except for the authority of Officers to bind the Company, as provided pursuant to Article V.
Section 15.8    Governing Law. This Agreement and its enforcement shall be governed by, and construed and enforced in accordance with, the Laws of England and Wales, without regard to any conflicts-of-laws principles that would cause the application of Laws of any jurisdiction other than those of England and Wales.
Section 15.9    Further Assurances; Regulatory Approvals. Each Party shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the intention of the Parties as expressed in this Agreement, including (a) voting its Equity Shares to give effect to the provisions of this Agreement, including Section 4.2, and (b) cooperating, consulting with the other Parties, and using its reasonable efforts to (i) promptly prepare and file all applications and documents relating to, and (ii) obtain as promptly as practicable, in each case ((i) and (ii)), all consents or approvals from any Governmental Authorities or other Third Parties, in each case as required in connection with this Agreement or the conduct of the Business.
Section 15.10    Severability. If any one or more of the provisions of this Agreement is illegal, invalid or unenforceable, then the remaining provisions of this Agreement will be unimpaired, and each illegal, invalid or unenforceable provision will be replaced by a mutually acceptable provision, which being legal, valid, and enforceable, comes closest to the intention of the Parties underlying the illegal, invalid or unenforceable provision.
Section 15.11    Contracts (Rights of Third Parties) Act 1999. Except as provided in Section 15.12, a person who is not a party has no right to enforce any term of this Agreement under the UK Contracts (Rights of Third Parties) Act 1999.
Section 15.12    Exceptions to 15.11. Subject to Section 15.13, a Company Indemnitee may enforce the terms of Article XIII (Indemnification and Limits on Liability) and Non-Liable Persons may enforce the terms of Section 15.14 (Non-Liable Persons) notwithstanding in each case that they are not a party to this Agreement.
Section 15.13    No Third-Party Consent for Amendment. Notwithstanding Section 15.12, this Agreement may be varied in accordance with Section 15.6 (Amendment), and may be rescinded by written agreement between the parties, without the consent of, and without reference to, any person entitled to enforce any term of this agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.
Section 15.14    Non-Liable Persons. Only the Parties shall have any obligation or liability under this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement, no recourse under this Agreement shall be had against any current or future Affiliate of Reliance or Sanmina, any current or future direct or indirect shareholder, member, general or limited partner, Controlling Person or other beneficial owner of Reliance or Sanmina or any such Affiliate, any of their respective members, partners, Controlling Persons, Directors, officers, employees, consultants, accountants, legal counsel, advisors, agents and other representatives, or any of the successors and assigns of each of the foregoing (collectively, “Non-Liable Persons”), whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Liable Person for any obligation of Reliance or Sanmina under this

Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.
Section 15.15    Counterparts. This Agreement may be executed in more than one counterpart, each of which upon execution and delivery will constitute an original and all of which when taken together will constitute one agreement.
Section 15.16    Entire Agreement. This Agreement and the other Transaction Documents (including all Schedules, Exhibits, Annexes, and other attachments to this Agreement and such other Transaction Documents) constitute the entire agreement and understanding of the Parties as to their subject matter, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to such subject matter.
[remainder of page intentionally left blank; signature page S-1 follows]

EXECUTED as an agreement as of the date first written above.
RELIANCE STRATEGIC BUSINESS VENTURES LIMITED
By:    Anshuman Thakur
    Name: Anshuman Thakur
    Title: Authorised Signatory
SANMINA CORPORATION
By:    /s/ Jure Sola
    Name: Jure Sola
    Title: Chief Executive Officer
SANMINA-SCI SYSTEMS SINGAPORE PTE LTD
By:    /s/ Christopher K. Sadeghian
    Name: Christopher K. Sadeghian
    Title: Director
SANMINA-SCI INDIA PRIVATE LTD
By:    /s/ Christopher K. Sadeghian
    Name: Christopher K. Sadeghian
    Title: Director

[Signature Page to Joint Venture and Shareholders’ Agreement]
S-1

Schedule 1
Initial Equity Ownership

REGISTERED SHAREHOLDER	% OF TOTAL ISSUED CAPITAL
RELIANCE STRATEGIC BUSINESS VENTURES LIMITED	50.1%
SANMINA-SCI SYSTEMS SINGAPORE PTE LTD	49.9%
TOTAL	100.0%

Schedule 1

Schedule 2
Notices
If to Reliance:

Name:    [***]

Address:    [***]

Attention:    [***]

Email:    [***]

with a copy (which shall not constitute notice) to:

Address:    [***]

Attention:    [***]

Email:    [***]

with a copy (which shall not constitute notice) to:

Address:    [***]

Attention:    [***]

Email:    [***]

If to Sanmina or Sanmina Singapore:

Name:     [***]

Address:    [***]

Attention:    [***]

Email:            [***]

with a copy (which shall not constitute notice) to:

Name:     [***]
Schedule 2

Address:    [***]

Attention:    [***]

Email:    [***]
Exhibit A-1

Exhibit A
Form of Deed of Adherence to the Joint Venture and Shareholders’ Agreement
Reference is made to the Joint Venture and Shareholders’ Agreement (the “Agreement”) dated [●] among Reliance Strategic Business Ventures Limited, a company incorporated under the Companies Act, 1956 and organized under the Laws of India, Sanmina Corporation, a Delaware corporation, Sanmina-SCI Systems Singapore Pte Ltd, a Singapore corporation and Sanmina SCI India Private Ltd, a private limited company organized under the Laws of India. Once executed, this deed of adherence (this “Deed”) will be supplemental to and will form part of the Agreement, and at no time shall the provisions of this Deed be used to contravene, derogate or detract from the Agreement, unless to the extent otherwise expressly provided in this Deed. Capitalized terms used but not defined in this Deed shall have the meanings given to such terms in the Agreement.
1.    Adherence. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned (the “Adhering Party”), a Transferee of Shares pursuant to the terms of the Agreement, by executing this Deed and upon the satisfaction of the conditions to the admission of the Adhering Party as a Shareholder pursuant to Article IX of the Agreement, (a) agrees to become a party to the Agreement as a Shareholder with the same force and effect as if originally named [Reliance][Sanmina] in the Agreement, fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though so originally named and (b) without limiting the generality of the foregoing, assumes all of the rights and obligations of [Reliance][Sanmina] under the Agreement, in each case, as of the time of delivery of this Deed, with effect from [date][FOR PERMITTED TRANSFEREES, INCLUDE:; provided that, [Reliance][Sanmina] is and shall remain obligated for and will be deemed to have guaranteed, the performance by the Adhering Party of any and all of the obligations of the Adhering Party under the Agreement, The Adhering Party acknowledges that it has received and reviewed a complete copy of the Agreement and of the Organizational Documents. The Adhering Party agrees and undertakes to exercise all rights and perform all obligations in a manner consistent with the exercise of such rights (including with respect of voting) and performance of such obligations by [Reliance][Sanmina].
2.    Warranties. (a) Each of [Reliance][Sanmina] and the Adhering Party warrants to [Sanmina][Reliance] and the Company that the warranties made by [Reliance][Sanmina] in Annex B to the Agreement are true and correct as of the date of this Deed with respect to [Reliance][Sanmina] and the Adhering Party (i.e., all references in such warranties to a Warranting Party will be deemed to refer to each of [Reliance][Sanmina] and the Adhering Party), and (b) each of [Reliance][Sanmina] and the Adhering Party additionally and severally warrants to [Sanmina][Reliance] that either the Adhering Party is a Permitted Transferee or the Transfer of Shares to the Adhering Party has complied with all applicable provisions in Article IX of the Agreement.
3.    Notices. For purposes of Section 15.1 of the Agreement, the notice information of the Adhering Party shall be (subject to the provisions of such Section 15.1):
Exhibit A

Name:     [Name of Adhering Party]

Address:    [Address]

Attention:    [●]

Fax:     [●]
4.    Governing Law. [This Deed and its enforcement shall be governed by, and construed and enforced in accordance with, the Laws of England and Wales, without regard to any conflicts-of-laws principles that would cause the application of Laws of any jurisdiction other than those of England and Wales.]
5.    Counterparts. This Deed may be executed in more than one counterpart, each of which upon execution and delivery will constitute an original and all of which when taken together will constitute one agreement.
6.    Other Terms and Agreements. Articles I, XIV and XV of the Agreement are deemed to be incorporated in this Deed and shall apply mutatis mutandis.
EXECUTED as an agreement as of the date first written above.
[ADHERING PARTY]
By:
    Name:
    Title:

Exhibit A

Exhibit B
Initial Business Plan
[***]

Exhibit B-1

Annex A
Products and Excluded Products
Products
Products shall include:
(a)    radio equipment (including macro and small cells, remote radio heads, remote radio units and antennas);
(b)    “Internet of Things” devices and other terminal equipment (including access points, UBR, microwave, Wi-Fi6 AP and enterprise gateways);
(c)    Internet transport equipment, including Internet Protocol equipment (including routers, switches and gateways) and optical transport equipment (including optical line terminals, optical network terminals, optical splitters and dense wavelength division multiplexing equipment);
(d)    computer devices (including servers and information technology equipment and appliances, fully loaded data center racks, cable assemblies, power distribution units, memory modules and cloud, edge compute and edge container products)(except as would be considered an Excluded Product);
(e)    medical or other healthcare devices; and
(f)    Products in other areas or markets where, as of prior to the Closing, Sanmina has capabilities or is positioned to develop Products, including clean technology equipment, fuel cells, solar cells and panels, medical equipment and industrial equipment and respective related auxiliaries.
Excluded Products
Excluded Products shall mean:
[***]

Annex A-1

Annex B
Warranties
(a)    Organization and Standing. Such Warranting Party is a company or other legal entity duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization.
(b)    Authorization. The execution, delivery, and performance of this Agreement by such Warranting Party has been duly and validly authorized and approved by all necessary corporate or other legal entity action. Such Warranting Party has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid, and binding obligation of such Warranting Party, enforceable against such Warranting Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws of general application relating to or affecting the rights and remedies of creditors and by general principles of equity.
(c)    Conflicts. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not, with or without the giving of notice or the passage of time or both, breach or violate: (i) the terms of the organizational documents of such Warranting Party; (ii) any requirement of Law (assuming, without any investigation, no breach or violation of any requirement of Law by any other Party); or (iii) any agreement or instrument to which such Warranting Party is a party, result in the creation or imposition of any Lien upon the property or assets of such Warranting Party, or give any third party the right to terminate or cancel any right of such Warranting Party under any agreement or instrument to which such Warranting Party is a party.
(d)    Consents. Except as set forth in the SSPA, no consent, approval, or authorization of, or registration, declaration, notice, report, or other filing with, any Governmental Authority is required to be obtained or made by such Warranting Party in connection with the execution, delivery, or performance by such Warranting Party of this Agreement.

Annex B-1